UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARKANSAS BEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting
&
Proxy Statement

2009

ARKANSAS BEST
CORPORATION

Notice of
Annual Meeting of Stockholders
Arkansas Best Corporation

To Be Held on April 21, 2009
To the Stockholders of Arkansas Best Corporation:
You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) on Tuesday, April 21, 2009 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card/ballot and a proxy statement containing information about the following matters to be acted upon at the meeting:
I.	To elect two Class II directors for a term to expire at the 2012 Annual Meeting of Stockholders;

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009;

III.	To approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors; and

IV.	To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.
Only stockholders of record at the close of business on February 20, 2009 are entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card/ballot or follow the instructions on the proxy card/ballot and vote by Internet or by phone as promptly as possible. It is important that your shares be represented at the meeting.

The Board of Directors urges you to sign and date your enclosed proxy card/ballot and promptly return it in the enclosed pre-addressed, postage-paid envelope or follow the instructions on the proxy card/ballot and vote by Internet or by phone, even if you are planning to attend the meeting. Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy considering the recommendations of the Board which are described in this Proxy Statement.
Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.
By Order of the Board of Directors, March 13, 2009.

Robert A. Young III	Robert A. Davidson
Chairman of the Board	President–Chief Executive Officer
3801 OLD GREENWOOD ROAD / P.O. BOX 10048 / FORT SMITH, ARKANSAS 72917-0048 / 479-785-6000

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ARKANSAS BEST
CORPORATION

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting

To Be Held on April 21, 2009
The proxy statement, proxy card and 2008 Annual Report on Form 10-K to stockholders are available at www.arkbest.com.
The 2009 Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) will be held on Tuesday, April 21, 2009 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. To obtain directions to attend the Annual Meeting and to vote in person, contact the Company’s Investor Relations Department at toll free phone number 800-961-9744, email address invrel@arkbest.com or through the Company Web site www.arkbest.com.
The matters intended to be acted upon at the Annual Meeting are:
I.	Election of two Class II directors for a term to expire at the 2012 Annual Meeting of Stockholders;
Fred A. Allardyce
John H. Morris
II.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009;

III.	Approval of the amendments to the Company’s Restated Certificate of Incorporation to declassify the Board of Directors; and

IV.	Consideration of such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.
The Board of Directors recommends a vote “FOR” Items 1, 2 and 3.
The following proxy materials are being made available at the Web site location specified above:
•	The proxy statement for the 2009 Annual Meeting of Stockholders

•	The 2008 Annual Report on Form 10-K

•	The form of proxy card being distributed to stockholders in connection with the 2009 Annual Meeting of Stockholders

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ARKANSAS BEST
CORPORATION

Proxy Statement

This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation (“ABC” or the “Company”) in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the “Board”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 21, 2009 at 8:00 a.m. (CDT) at the principal offices of the Company for the purposes set forth in this Proxy Statement. This Proxy Statement, the Notice of Annual Meeting, the related proxy card/ballot and the 2008 Annual Report on Form 10-K to Stockholders are being mailed to stockholders beginning on or about March 13, 2009. ABC’s principal place of business is at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 479-785-6000.
Record Date
The Board has fixed the close of business on February 20, 2009 as the record date for the 2009 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.
Proxies
Registered stockholders may vote their shares of Common Stock by proxy or in person at the meeting. To vote by proxy, registered stockholders must either: (i) visit the Web site designated on the proxy card to submit their proxy on the Internet; (ii) call the toll-free number set forth on the proxy card to submit their proxy telephonically; or (iii) mail their signed and dated proxy card/ballot in the envelope provided. Beneficial stockholders should follow the instructions that they receive from their bank, broker or other nominee to have their shares voted.
The proxies named on the enclosed proxy card/ballot were appointed by the Board to vote the shares represented by the proxy card/ballot. Upon receipt by the Company of either a submitted Internet or phone vote or a properly signed and dated proxy card/ballot, the shares represented thereby will be voted in accordance with the stockholder’s instructions. If a stockholder does not vote either by Internet, phone or returning a signed proxy card/ballot, his or her shares cannot be voted by proxy. Stockholders voting by returning a paper proxy card/ballot are urged to mark the ovals on the proxy card/ballot to show how their shares are to be voted. If a stockholder returns a signed proxy card/ballot without marking the ovals, the shares represented by the proxy card/ballot will be voted as recommended by the Board herein and in the proxy card/ballot. The proxy also confers discretionary authority to the proxy holders to vote on any other matter not presently known to the Company that may properly come before the meeting.
Registered stockholders may revoke their proxy at any time before the shares are voted at the 2009 Annual Meeting by: (i) timely submitting a proxy with new voting instructions, using the Internet or telephone voting system; (ii) voting in person at the 2009 Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; (iii) timely delivery of a valid, duly executed proxy card/ballot bearing a later date; or (iv) delivery of written notice of revocation to the Secretary of the Company at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, by 5:00 p.m. (CDT), on Monday, April 20, 2009. Beneficial stockholders may change their votes by submitting new voting instructions to their bank, broker or other nominee in accordance with that entity’s procedures.

Voting Shares
On the record date, there were 25,294,846 shares of the Company’s common stock outstanding and entitled to vote (“Common Stock”). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of the shares of Common Stock shall constitute a quorum for purposes of the 2009 Annual Meeting. If stockholders holding the number of shares of Common Stock necessary for a quorum shall fail to be present in person or by proxy at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are represented in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholder vote is determined by counting the number of votes for or against each proposal. Votes are tabulated by the inspector of elections, Wells Fargo Bank, N.A.
Election of Directors. Directors are elected by a plurality of the affirmative votes cast. Accordingly, under Delaware law, abstentions and broker nonvotes will not affect the outcome of the voting. They are neither a vote for nor against the proposal.
Amendment of Company’s Restated Certificate of Incorporation. The required vote to amend the Company’s Restated Certificate of Incorporation is the affirmative vote (i.e., a vote in favor of the amendment) of the holders of not less than 66-2/3% of the outstanding Common Stock. Under Delaware law, abstentions and broker nonvotes will have the same effect as a vote against the proposal.
Other Matters. The required vote to approve any matter other than the election of directors and the amendment of the Restated Certificate of Incorporation is the affirmative vote by the holders of a majority of the total number of shares of Common Stock present in person or by proxy and entitled to vote on the matter. Under Delaware law, an abstention will have the same effect as a vote against the proposal, and each broker nonvote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the proposal.
Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the director nominees, the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009 and the amendment to the Company’s Restated Certificate of Incorporation to declassify the Board.
Proposal I. Election of Directors
The Board of Directors recommends a vote “FOR” Proposal I.
The Board is currently divided into three classes of directorships, with members of the Company’s Board of Directors (“Directors”) in each class serving staggered three-year terms. At each Annual Meeting, the terms of Directors in one of the three classes expire. The Board currently consists of eight members: two in Class II whose members’ terms will expire at the 2009 Annual Meeting, three in Class III whose members’ terms will expire at the 2010 Annual Meeting, and three in Class I whose members’ terms will expire at the 2011 Annual Meeting.
If Proposal III in this Proxy Statement is passed by stockholders at the 2009 Annual Meeting, each expiring class of Directors will be elected for a one-year term beginning at the 2010 Annual Meeting, such that by the Company’s 2012 Annual Meeting all directors will be elected annually for one-year terms.
The Board has designated Messrs. Fred A. Allardyce and John H. Morris as nominees for election as Class II Directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee currently serves as a Class II Director. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company’s stockholders in 2012 and until his successor is elected and qualified or until his earlier death, resignation or removal from office.

Each Nominee has indicated his willingness to serve as a member of the Board, if elected. If, for any reason not presently known, either of Messrs. Allardyce or Morris are unable or unwilling to serve if elected, your proxy card/ballot may be voted for the election in his stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for the Nominee.
Assuming the presence of a quorum, to be elected, a Nominee must receive the affirmative vote of the holders of a plurality of the shares of Common Stock voted on Proposal I, in person or by proxy, at the 2009 Annual Meeting. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card/ballot will be voted for the election of each of the Nominees.
Directors of the Company
The following information relates to the Nominees named above and to the other persons whose terms as Directors will continue after the 2009 Annual Meeting. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

CLASS II – Nominees for Election at the 2009 Annual Meeting, Term Will Expire in 2012

Fred A. Allardyce	67	Mr. Allardyce has been a Director of the Company and the Board’s Audit Committee Financial Expert since February 2004. Mr. Allardyce has been Chairman and Chief Executive Officer of Advanced Breath Diagnostics since March 2000 and Chairman of Monitor Instruments since September 2000. Advanced Breath Diagnostics is a development-stage medical diagnostic company and Monitor Instruments is a development-stage scientific instrument company. From 1977 through 1999, he was employed by American Standard Inc., a publicly traded company, where he served in the following positions: Senior Vice President–Medical Products from January 1998 until November 1999; Chief Financial Officer from 1992 to 1997; Controller from 1983 to 1991; and Assistant Controller from 1977 to 1982. He also served in various financial-related capacities for Joseph E. Seagram & Sons from 1972 to 1977 and at Continental Oil Company from 1965 to 1972. Mr. Allardyce earned a B.A. in Economics from Yale University and an M.B.A. from the University of Chicago Graduate School of Business, where he was the recipient of the Institute of Professional Accountants Fellowship. Mr. Allardyce was chairman in fiscal 1999–2000 of Financial Executives International, a 15,000-member organization of financial leaders.

John H. Morris	65	Mr. Morris has been a Director of the Company since July 1988 and was a Director of Treadco, Inc. from June 1991 to June 1999. Mr. Morris was affiliated with StoneCreek Capital, a private equity firm, from 1992 to 2008. Mr. Morris served as a Managing Director of Kelso & Company, Inc., a private equity firm, from March 1989 to March 1992, was a General Partner from 1987 to March 1989 and prior to 1987, was a Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. Previous public company board experience includes Spectramed, Inc. and Landstar Systems. Previous work experience includes three years with the First National Bank of Atlanta and nine years with Touche Ross & Co., a predecessor of Deloitte and Touche, as a management consultant. Mr. Morris is a previous trustee of the Georgia Tech Foundation and previous member of the President’s Advisory Board of Georgia Institute of Technology (Georgia Tech). He is a previous member of the Board of Directors of the Alzheimer’s Association of Orange County, California, and a previous director of several for-profit private companies. Mr. Morris received a Bachelor’s Degree in Industrial Engineering from Georgia Tech and an M.B.A. in Finance from Georgia State University. He received a CPA Certificate from the State of Georgia in 1974.

Name	Age	Business Experience

CLASS III – Term Will Expire at the 2010 Annual Meeting

John W. Alden	67	Mr. Alden has been a Director of the Company since May 2005. Mr. Alden retired as Vice Chairman of United Parcel Service of America, Inc. (“UPS”) in 2000. From 1988 until his retirement from UPS, he served as a Director of UPS. Mr. Alden worked for UPS for 35 years in various capacities. Currently, Mr. Alden is also a Director of Barnes Group, Inc., Dun & Bradstreet Corporation and Silgan Holdings, Inc.

Frank Edelstein	83	Mr. Edelstein has been a Director of the Company since November 1988 and was Lead Independent Director of the Board from July 2004 to February 2009. Mr. Edelstein currently provides consulting services to Kelso & Company, Inc. Mr. Edelstein served as a Vice President of Kelso & Company, Inc. from 1986 to March 1992. Prior to 1986, he served as Chairman and President of International Central Bank & Trust Company and CPI Pension Services, Inc., as well as Senior Vice President, Financial Services Group, at Continental Insurance Corporation. He also has held positions as Corporate Vice President of Automatic Data Processing, Inc. and Executive Vice President of Olivetti Corporation of America. Mr. Edelstein is also a Director of Ceradyne, Inc. and DineEquity, Inc.

Robert A. Young III	68	Mr. Young has been a Director of the Company since 1970 and Chairman of the Board since July 2004. He was Chief Executive Officer of the Company from August 1988 until his retirement in January 2006. He was President from 1973 to 2004 and was Chief Operating Officer from 1973 to 1988. Mr. Young served as President of ABF Freight System, Inc. (“ABF”), the Company’s largest subsidiary, from 1979 to 1994. Between 1964 and 1973, he worked as Supervisor of Terminal Operations for ABF; Vice President–General Manager of Data-Tronics Corp., a Company subsidiary; Senior Vice President–National Bank of Commerce of Dallas; and as Vice President, Finance and Executive Vice President of the Company. Mr. Young was a Director of Treadco, Inc. from June 1991 to June 1999.

CLASS I – Term Will Expire at the 2011 Annual Meeting

Robert A. Davidson	61	Mr. Davidson has been a Director of the Company since December 2004 and President–Chief Executive Officer since February 2006. He served as the Company’s President–Chief Operating Officer from January 2005 until February 2006. Mr. Davidson serves as the Chief Executive Officer of ABF Freight System, Inc. (“ABF”), a position he has held since February 2003. He also served as ABF’s President from February 2003 until July 2008. He was ABF’s Vice President of Marketing and Pricing from August 1997 until February 2003 and Vice President of Pricing from April 1982 to August 1997. Between 1972 and 1982, Mr. Davidson served in the Economic Analysis Department as an Analyst, Manager and Director.

William M. Legg	64	Mr. Legg has been a Director of the Company since April 2002. He retired from Deutsche Banc Alex.Brown (“Alex.Brown”), an investment banking firm, as Managing Director and assumed the position of Managing Director of Spring Hill Ventures, a private holding company, in 2002. During his 31 years at Alex.Brown, he served as Head of Alex.Brown’s Transportation Group and Co-Head of Alex.Brown and Sons, Inc.’s Corporate Finance Department. Mr. Legg and his group executed initial public offerings for many logistics companies including: Viking Freight, MS Carriers, Werner Enterprises, J.B. Hunt, Swift, Old Dominion, CH Robinson, and Hub Group. Mr. Legg worked on transportation-related transactions for Deutsche Post, PepsiCo, ARA Services, Transport Development Group and the Company. Mr. Legg earned a B.A. from Trinity College and an M.B.A from Loyola College. Prior to joining Alex.Brown in 1971, he served as an officer in the United States Navy.

Name	Age	Business Experience

Alan J. Zakon, Ph.D.	73	Dr. Zakon has been a Director of the Company since February 1993. Dr. Zakon was a Managing Director of Bankers Trust Company from 1989 through 1995, for which he previously served as Chairman, Strategic Policy Committee from 1989 to 1990. From 1980 to 1986, Dr. Zakon was President of Boston Consulting Group before being named its Chairman in 1986, having previously served as Consultant from 1967 to 1969 and Vice President from 1969 to 1980. Dr. Zakon is currently serving as a member of the Board of Directors of Micro-Financial and is a former member of the Advisory Committee to the Stanford University Graduate School of Business.
Governance of the Company
The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met seven times during 2008. During 2008, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a Director. The Nominating/Corporate Governance Committee has determined that a majority of the members of the Company’s Board of Directors are independent pursuant to applicable NASDAQ independence standards. Independent Directors are Messrs. Alden, Allardyce, Edelstein, Legg, Morris, Young and Zakon. Independent Directors met in executive session four times in 2008.
It is the Company’s policy that all members of its Board of Directors attend each annual meeting of its stockholders, except when illness or other personal matters prevent such attendance. All eight members of the Company’s Board attended the 2008 annual meeting.
Committees of the Board
The Board has established Audit, Compensation, Nominating/Corporate Governance, and Qualified Legal Compliance committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2008 are described below.
Audit Committee. Among the responsibilities of the Audit Committee contained in its charter are: (i) assisting the Board in overseeing matters involving the accounting, auditing, financial reporting and internal control functions of the Company; (ii) being directly responsible for the appointment, termination and oversight of the independent registered public accounting firm for the Company; (iii) responsibility for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (iv) implementing the Company’s policy regarding the review and approval of any “related person transaction” as required pursuant to Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. Pursuant to the Audit Committee Charter, the Audit Committee reviews, approves or ratifies all related person transaction issues brought to its attention. Annually, as part of the Company’s proxy preparation, all Directors and executive officers who are subject to related person transaction disclosure are instructed to report in writing any such transactions to the Company, and further, they are reminded of their obligation to report to the Company any such transactions that may be planned or subsequently occur.
Messrs. Allardyce (Chair), Edelstein and Zakon are currently members of the Audit Committee. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets all applicable SEC and NASDAQ independence standards. Mr. Allardyce is the Board-designated “Audit Committee Financial Expert.” The Audit Committee met six times during 2008. The Audit Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Compensation Committee. The Compensation Committee is responsible for reviewing executive management’s performance and executive management compensation. Prior to 2008, the Compensation Committee was responsible for determining appropriate Director compensation. Since 2008, the Nominating/Corporate Governance Committee has been responsible for determining appropriate Director compensation. The Compensation Committee’s current members are Messrs. Legg (Chair), Alden and Morris. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and Internal Revenue Code (“IRC”) Section 162(m) nonemployee director requirements. The Compensation Committee met six times in 2008. The Compensation Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
The Board has designated the Compensation Committee to also serve as the Stock Option Committee for the Company’s stock option plans. The Stock Option Committee administers the Company’s 1992 Incentive Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 2002 Stock Option Plan. The Compensation Committee has sole authority to make and administer awards under the 2005 Ownership Incentive Plan.
The Compensation Committee has determined and reviewed the value and forms of compensation for Named Executive Officers and other officers based on the committee members’ knowledge and experience, competitive proxy and market compensation information and periodic review and analysis from an independent compensation consultant retained by, and which reports directly to, the Compensation Committee.
In 2008, the Compensation Committee utilized Hewitt Associates LLC (“Hewitt Associates”) as its independent consultant on executive compensation issues. Hewitt Associates reviewed executive compensation practices, including executive compensation design issues, market trends and technical considerations and provided ongoing consulting assistance to the Committee throughout the year.
The Compensation Committee did not direct Hewitt Associates to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and evaluates the consultant periodically. The Compensation Committee also approves the fees paid to its independent compensation consultant.
The Compensation Committee does not delegate its authority to review and determine the forms and values of the various elements of compensation for Directors or Named Executive Officers. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.
Nominating/Corporate Governance Committee. The current members of the Nominating/Corporate Governance Committee are Messrs. Morris (Chair), Edelstein and Legg. The Nominating/Corporate Governance Committee has determined that each member of the committee is independent, as independence is defined in applicable NASDAQ independence standards. The Nominating/Corporate Governance Committee’s responsibilities include: (i) identifying individuals believed to be qualified to become Directors and to select and recommend to the Board for its approval the nominees to stand for election as directors by the stockholders or, if applicable, to be appointed to fill vacancies on the Board; (ii) beginning in 2008, determining appropriate compensation for Directors; (iii) recommending any changes regarding size, structure, composition, processes and practices of the Board; (iv) reviewing the independence of Directors and assessing if members are meeting the applicable independence standards required to serve on the various Board committees; and (v) making recommendations regarding succession planning for the Chief Executive Officer of the Company. Hewitt Associates consults with the Nominating/Corporate Governance Committee regarding the value and forms of compensation for Directors. The committee held four meetings in 2008. A current copy of the Nominating/Corporate Governance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
In recommending nominees for the Board, the Nominating/Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses or organizations that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other Directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues, and the extent to which, in the Nominating/Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board.
The Nominating/Corporate Governance Committee may draw upon individuals known by members of the Board, and at the Nominating/Corporate Governance Committee’s discretion, candidates recommended by management or third parties engaged by the Nominating/Corporate Governance Committee to assist it in identifying appropriate candidates.
The Nominating/Corporate Governance Committee shall consider any candidate for director recommended by a stockholder if submitted in accordance with the Stockholder Director Nomination Procedure set forth below. The Nominating/Corporate Governance Committee shall consider the same factors when considering a stockholder-recommended candidate as it does when considering other candidates.
The Nominating/Corporate Governance Committee considers director candidates submitted by stockholders that follow the procedure set forth in the following Stockholder Director Nomination Procedure, in accordance with the procedures set forth in the Company’s bylaws:
Any stockholder entitled to vote at an annual meeting of stockholders and intending to recommend candidate(s) for nomination for director at that meeting must submit a written notice to Arkansas Best Corporation. Such notice must be received by the Corporate Secretary at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Such notices nominating candidates for the Board of Directors must include the following information: (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including such proposed candidate’s written consent to being named in the proxy statement and to serving as a director if elected); (2) as to the stockholder giving the notice (a) the name and address of the beneficial owner, if any, on whose behalf the notice is given; (b) the class and number of shares of Arkansas Best Corporation which are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the notice is given; and (c) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the notice is given.
Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee is responsible for confidentially receiving, retaining and considering any report pursuant to SEC Rule 205 by an attorney representing the Company. The Audit Committee serves as the Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
Corporate Governance Guidelines and Code of Conduct
The Company’s Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct. The full text of both documents is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
The Company’s Code of Conduct applies to all of its Directors, officers (including its chief executive officer, chief financial officer, controller and any person performing similar functions) and employees. The Company intends to post on its Web site any amendment to, or waiver from, a provision of the Code of Conduct that applies to its chief executive officer, chief financial officer, principal accounting officer, controller or persons performing similar functions and that relates to any of the following elements of the Code of Conduct: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the Code.

2008 Director Compensation Table
The table below summarizes the compensation paid by the Company to nonemployee Directors for the fiscal year ended December 31, 2008. Robert A. Davidson, the President and Chief Executive Officer of the Company, is not included in this table since he is an employee of the Company and thus receives no compensation for his service as a Director. The compensation received by Mr. Davidson as an officer of the Company is shown in the Summary Compensation Table on page 31.
All Non-Employee Directors receive the same level of annual equity awards. In 2008, each Non-Employee Director received approximately $100,000 in equity awards. Share-based awards are amortized to compensation expense over the three-year (or five-year) vesting period or the period to which the Non-Employee Director first becomes eligible for retirement, whichever is shorter. Therefore, the expense amounts in the Stock Awards and Option Awards column in the table below, which reflect the 2008 accounting accrual for all unvested awards made over the last several years, differ by Non-Employee Director due to individual retirement eligibility vesting dates.

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
(a)	(b)	(c)(1, 2, 3, 4 )	(d)(5, 6)	(e)	(f)

John W. Alden	$55,000	$147,555	$—	$—	$202,555
Fred A. Allardyce(8)	64,000	256,402	19,257	—	339,659
Frank Edelstein(9)	78,500	152,868	19,547	—	250,915
William M. Legg(8)	64,500	177,906	19,547	—	261,953
John H. Morris(8)	61,500	257,949	19,547	—	338,996
Robert A. Young III(10)	113,500	152,868	—	160,337 (7)	426,705
Alan J. Zakon	59,500	152,868	19,547	—	231,915

(1)	The amounts reflect the share-based compensation expensed for 2008 by the Company for financial reporting purposes, excluding estimated forfeitures, under the 2005 Ownership Incentive Plan for restricted stock awards granted on April 20, 2005 and April 17, 2006 and restricted stock units (“RSUs”) awarded on April 23, 2007 and April 30, 2008. The assumptions used are discussed in Notes B and J to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008. The actual amount realized by the Director will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends are paid on restricted stock and RSUs, whether vested or unvested, at the same rate and at the same time as the dividends paid to Company stockholders.

(2)	The full grant date fair value of the 2,500 RSUs ($39.48 per share) granted to each Director under the 2005 Ownership Incentive Plan on April 30, 2008 was $98,700.

(3)	As of December 31, 2008, each Director has the following aggregate number of shares of restricted stock outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested but subject to transfer restrictions	2,785	2,840	4,440	2,846	2,846	2,220	4,440
Unvested	2,775	2,714	—	2,714	2,714	—	—

Total Restricted Stock Outstanding	5,560	5,554	4,440	5,560	5,560	2,220	4,440

(4)	As of December 31, 2008, each Director has the following aggregate number of RSUs outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested but subject to transfer restrictions	1,796	1,796	6,200	1,796	1,796	6,200	6,200
Unvested	4,404	4,404	—	4,404	4,404	—	—

Total RSUs Outstanding	6,200	6,200	6,200	6,200	6,200	6,200	6,200

(5)	The amounts reflect the share-based compensation expensed for 2008 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options granted under the 2002 Arkansas Best Corporation Stock Option Plan. The assumptions used are provided in footnote 2 to the Summary Compensation Table on page 31. The actual amount realized by the Director will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(6)	As of December 31, 2008, each Director has the following aggregate number of stock options outstanding:

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested Stock Options	—	6,000	15,000	9,000	12,000	—	—
Unvested Stock Options	—	1,500	1,500	1,500	1,500	—	1,500

Total Stock Options Outstanding	—	7,500	16,500	10,500	13,500	—	1,500

(7)	For purposes of column (e), “All Other Compensation” for 2008 for Mr. Young consists of the following:

Young

Perquisites(i)	$58,449
Director Legacy Gift(ii)	83,333
Executive Medical Plan Premiums(iii)	12,270
Gross-Ups (iv)	6,285
Total	$160,337

(i)	Mr. Young’s perquisite values include expenses for spousal travel to Company or industry events, incidental direct or indirect expense determined to have a personal aspect and any related Company lost tax deduction resulting from the spouse accompanying the Director on the Company’s corporate aircraft. Mr. Young’s perquisite value also includes his personal use of the Company’s hunting lodge, an administrative assistant, a nominal gift related to business activities and a Christmas gift from the Company to the Board of Directors. It is estimated that 50% of Mr. Young’s administrative assistant’s time is spent on his personal business and the value is estimated to be $37,191. This value is calculated by adding together 50% of the administrative assistant’s salary, pension accrual, 401(k) match and health and welfare cost for 2008. Mr. Young retains an office at the Company’s corporate office.

(ii)	Final of three annual installments totaling $250,000 to Lyon College for the “Robert and Mary Young Scholarship Fund,” commemorating Mr. Young’s retirement as the Company’s Chief Executive Officer in January 2006.

(iii)	Because Mr. Young is a former Named Executive Officer of the Company, he and his spouse participate in the Company’s fully insured third-party Executive Medical Plan that is provided for life upon retirement. The Company pays the full premium amount for this coverage. The amount provided is equal to the premiums paid for coverage during 2008.

(iv)	Gross-up is for spousal travel to a Company or industry event and other incidental direct or indirect expense determined to be taxable under the Internal Revenue Code.

(8)	Committee Chairpersons: Mr. Allardyce, Audit Committee and Qualified Legal Compliance Committee; Mr. Legg, Compensation Committee; Mr. Morris, Nominating/Corporate Governance Committee.

(9)	Mr. Edelstein was Lead Independent Director in 2008.

(10)	The Company owns and pays premiums on two $1 million life insurance policies on Mr. Young. As owner of the policies, the Company is entitled to either the cash surrender value of each or the total of premiums paid, whichever amount is greater. The death value in excess of this amount is payable to Mr. Young’s beneficiary. For each of 2006, 2007 and 2008, the premiums on these policies were $32,421. In 2008, Mr. Young paid the Company a premium amount of $12,827 for term life insurance based on the face value in excess of the December 31, 2008 cash surrender value; therefore, no compensation value is included for 2008.
The Nominating/Corporate Governance Committee is responsible for the reviewing and awarding of compensation for the Directors. The Nominating/Corporate Governance Committee sets the levels and forms of Director compensation, based on its experience, review of the compensation paid to directors of comparable publicly traded companies and the advice of its independent compensation consultant.
Cash Compensation
For the fiscal year ended December 31, 2008, the standard cash compensation arrangement for nonemployee Directors was as follows:

Annual Retainers
Board Chair	$100,000
Members	$40,000
Lead Independent Director	$25,000
Audit Committee Chair	$7,500
Other Committee Chair	$5,000

Retainers are cumulative, i.e., each Director who is (i) a nonemployee and (ii) not the Board Chair, receives a “Member Retainer” plus the appropriate retainer fee for any other positions he holds.

Daily Meeting Fees
Board Meeting	$1,500 per day
Committee Meeting	$1,500 per day
Only one daily meeting fee is paid in the event of multiple meetings held on the same day.
Equity-Based Awards
Prior to 2008, the Compensation Committee reviewed and generally made equity-based compensation awards annually to Directors at the same time as it made such awards to executive officers. Beginning in 2008, the responsibility for equity-based compensation awards was assumed by the Nominating/Corporate Governance Committee. Since 2005, either restricted stock or RSU awards have been granted. The 2005 and 2006 restricted stock awards provided for five-year cliff vesting, subject to accelerated vesting upon normal retirement (age 65 with five years of service with the Company), death, disability or change in control of the Company. Due to complex tax issues associated with restricted stock, in 2007 and 2008 the Directors were awarded RSUs. The 2007 RSU awards provide for five-year cliff vesting and the 2008 RSU awards provide for three-year cliff vesting. Both the 2007 and 2008 awards are subject to accelerated vesting due to death, disability or change in control of the Company. Accelerated vesting for RSUs occurs upon normal retirement (age 65 with five years of service with the Company) except for the 2007 RSU award which has an additional vesting requirement that Directors must serve for 13 months after the award date. Upon early retirement (three years of service as a Director), a Director is eligible for accelerated vesting of a pro rata number of shares based on the number of whole months since the award date. The 2005 and 2006 restricted stock awards also have an additional vesting requirement that a Director must serve at least 12 months after the award date, and the 2007 RSU award requires 13 months of service as described above. Equity-Based Awards are based on a stated dollar amount which is determined by the Nominating/Corporate Governance Committee for Directors. In 2005, 2006 and 2007, the Non-Employee Directors received annual awards of 3,700 shares each with grant date fair values ranging from $121,000 to $145,000. Based on benchmarking done by Hewitt Associates in 2007, the Nominating/Corporate Governance Committee determined that beginning in 2008, Non-Employee Directors should receive annual equity awards equal to approximately $100,000.
In November 2006, the 2005 and 2006 Non-Employee Director’s Restricted Stock Award Agreements were amended to provide for accelerated vesting and distribution of 40% of the number of shares which the Company determined would be subject to taxation prior to otherwise being vested under the terms of the Agreements. Non-Employee Directors who are eligible for early retirement continue to vest in 1/60th of their restricted stock awards each month, until the earlier of five years from the award date or normal retirement eligibility.
All stock options previously granted: (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting occurs upon normal retirement (age 65 with five years of service with the Company), death, disability or change in control of the Company. See the “2008 Director Compensation” section on page 12 for information on equity-based awards to Directors.
Policies
Stock Ownership. The Nominating/Corporate Governance Committee believes that the Directors of the Company should maintain a level of equity holdings in the Company that will further align the interests of Directors with the Company’s stockholders. In October 2007, the Board of Directors adopted a Stock Ownership Policy for Directors, which was effective January 1, 2008. Under this policy, Directors must own shares equal to six times their annual retainer by January 1, 2013. No Director covered by the policy is permitted to sell any shares of Company stock granted to such Director under any Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until such time as the Director satisfies the stock ownership requirement. Unvested restricted stock, unvested RSUs and stock owned outright count toward the Company’s Stock Ownership Policy requirements. However, RSUs are not reflected as shares beneficially owned in the Principal Stockholders and Management Ownership table. Should a Director covered by the policy fail to have the required amount accumulated after five (5) years, the issuance of further equity awards to such Director may be discontinued until such time as the Director has complied with the policy. The Nominating/Corporate Governance Committee monitors ownership levels annually and as of the review completed in 2008, all Non-Employee Directors have met their ownership requirements.

Clawback. The Committee has implemented a policy for the “clawback” of any equity awards granted to a Director whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy the Board will, to the full extent permitted by governing law, in appropriate cases, effect the cancellation of unvested restricted or deferred stock awards previously granted to the Director if: (a) the amount of the equity award was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement, (b) the Director engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the equity award that would have been awarded to the Director had the results been properly reported would have been lower than the amount actually awarded.
Equity Award Practices. In October 2007, the Compensation Committee updated its policy for determining the award date for equity awards and the number of shares or units awarded to Directors. Under the terms of this policy, the effective date of an equity award will be the date which is five business days following the Company’s first quarter earnings release for a given year. Previously, the award date had been the date the award was approved by the Compensation Committee. Since January 1, 2008, the Nominating/Corporate Governance Committee has administered equity awards for Directors. The number of shares/units awarded is based on stated dollar amounts for each Director.
Medical Benefits Available to Directors
Nonemployee Directors are eligible to participate in the Company’s health plan (medical/vision/dental coverage). Electing Directors are required to pay to the Company premiums for their elected coverage comparable to the current COBRA rates applicable to the coverage selections they choose. Mr. Allardyce and Mr. Morris are currently the only nonemployee Directors that have elected to participate in the Company’s health plan. Because Mr. Young is a former employee of the Company, he participates in the Company’s fully insured third-party Executive Medical Plan that is provided to Company officers for life upon their retirement.
Principal Stockholders and Management Ownership
The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of February 20, 2009, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director, Named Executive Officers of the Company or ABF Freight System, Inc. (“ABF”) which are listed in the Summary Compensation Table (collectively “Named Executive Officers”), and Director nominees; and (iii) all Directors and executive officers as a group.
Unless otherwise indicated, to the Company’s knowledge, the persons included in the tables below have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after February 20, 2009. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 20, 2009, there were 25,294,846 shares of Common Stock outstanding.

		Shares	Percentage
		Beneficially	of Shares
		Owned	Outstanding

(i) Name / Address

Royce & Associates, LLC(1)		3,459,386	13.68%
1414 Avenue of the Americas, New York, NY 10019

Dimensional Fund Advisors LP(2)		1,918,032	7.58%
1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401

NFJ Investment Group, LLC(3)		1,612,100	6.37%
680 Newport Center Drive, Newport Beach, CA 92660

Barclays Global Investors, N.A.(4)		1,557,762	6.16%
400 Howard Street, San Francisco, CA 94105

(ii) Name	Position
Robert A. Young III(5,6,7)	Chairman of the Board	1,814,255	7.17%
John W. Alden(5,6,12)	Director	7,400	*
Fred A. Allardyce(5,6)	Director (is also a Director Nominee)	14,900	*
Robert A. Davidson(5,6)	Director, President–CEO	52,588	*
Frank Edelstein(5,6,8)	Director	30,400	*
William M. Legg(5,6)	Director	17,900	*
John H. Morris(5,6,9)	Director (is also a Director Nominee)	43,522	*
Alan J. Zakon(5,6)	Director	13,900	*
Christopher D. Baltz(5,6)	Sr. VP–Yield Management & Strategic Development	10,100	*
Wesley B. Kemp(5,6,10)	ABF President–COO	52,421	*
Judy R. McReynolds(5,6,11)	Sr. VP–CFO & Treasurer	34,076	*
Roy M. Slagle(5,6)	ABF Sr. VP–Sales & Marketing	32,514	*

(iii) All Directors and Executive Officers as a Group (17 total)		2,163,231	8.49%

*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 23, 2009, Royce & Associates, LLC has sole voting and dispositive powers with respect to 3,459,386 shares of the Company’s Common Stock.

(2)	Based on information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2009, Dimensional Fund Advisors LP beneficially owns 1,918,032 shares of the Company’s Common Stock and has sole voting power with respect to 1,889,122 shares and sole dispositive power with respect to 1,918,032 shares.

(3)	Based on information contained in a Schedule 13G filed with the SEC on February 17, 2009, by NFJ Investment Group LLC, NFJ Investment Group LLC beneficially owns 1,612,100 shares of the Company’s Common Stock and has sole voting power with respect to 1,591,800 shares and sole dispositive power with respect to 1,612,100 shares.

(4)	Barclays Global Investors, N.A. filed a Schedule 13G with the SEC on February 5, 2009, reporting 1,557,762 shares of the Company’s Common Stock. Based on the Schedule 13G, shares of the Company’s Common Stock are held as follows: (a) shares held, (b) percentage of Company’s outstanding Common Stock, (c) sole voting power, and (d) sole dispositive power.

	(a)	(b)	(c)	(d)
Barclays Global Investors, N.A.	489,781	1.94%	408,822	489,781
Barclays Global Fund Advisors	1,051,203	4.16%	763,360	1,051,203
Barclays Global Investors, LTD	16,778	.07%	555	16,778

(5)	Includes options to purchase shares of Common Stock, which are vested (or will vest within 60 days of the record date, as follows:

	As of February 20, 2009
		Will Vest
	Vested	in 60 Days
Young	—	—
Alden	—	—
Allardyce	7,500	—
Davidson	34,000	—
Edelstein	16,500	—
Legg	10,500	—
Morris	13,500	—
Zakon	1,500	—
Baltz	1,500	—
Kemp	29,000	—
McReynolds	23,367	—
Slagle	25,540	—

(6)	Includes restricted stock shares of the Company’s Common Stock granted under the Company’s 2005 Ownership Incentive Plan. Below are the shares subject to restricted stock awards that are forfeitable and nontransferable and held by the Company’s Directors and Named Executive Officers:

As of February 20, 2009
Young	2,220
Alden	5,464
Allardyce	4,469
Davidson	10,588
Edelstein	4,440
Legg	5,464
Morris	4,476
Zakon	4,440
Baltz	8,600
Kemp	6,671
McReynolds	8,600
Slagle	6,684

(7)	Includes 1,455,639 shares of Common Stock held by the R. A. Young III Investments Limited Partnership (the “Partnership”). Mr. Young is a director and is President of the General Partner of the Partnership and has sole voting and investment power over such shares. Mr. Young is also a limited partner of the Partnership. Mr. Young disclaims beneficial ownership of the 1,455,639 shares of Common Stock held by the Partnership except to the extent of his pecuniary interest therein.

(8)	Includes 9,460 shares of Common Stock held by the Edelstein Living Trust, of which Mr. Edelstein is joint trustee.

(9)	Includes 25,546 shares of Common Stock held by the Morris Family Trust, of which Mr. Morris is co-trustee.

(10)	Includes 1,950 shares of Common Stock held in the Arkansas Best 401(k) and DC Retirement Plan.

(11)	Includes 2,109 shares of Common Stock held by the McReynolds 2005 Joint Trust, of which Ms. McReynolds is co-trustee.

(12)	Includes 1,936 shares of Common Stock held by the John W. Alden Trust, of which Mr. Alden is trustee.

Executive Officers of the Company
The following table sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company and ABF, the Company’s largest subsidiary. The executive officers, including the Named Executive Officers, serve at the pleasure of the Board. For information regarding ownership of the Company’s Common Stock by the executive officers of the Company, see “Principal Stockholders and Management Ownership” on page 16. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Name	Age	Business Experience

Robert A. Davidson President–Chief Executive Officer ABF Chief Executive Officer	61	See previous description under “Directors of the Company.”

Wesley B. Kemp ABF President–Chief Operating Officer	62	Mr. Kemp has been ABF’s President–Chief Operating Officer since August 1, 2008. From February 2006 until August 2008, he was Senior Vice President of Operations of ABF. Mr. Kemp was Vice President–Terminal Operations for ABF from December 1984 through January 2006, Regional Vice President–Operations for ABF from July 1981 through December 1984, and Director–Regional Terminal Operations for ABF from November 1980 until July 1981. Between 1969 and 1980, Mr. Kemp served in ABF’s Operations Department as Equipment Coordinator, Manager–System Design, Manager–Production Systems, and Director–Engineering.

Judy R. McReynolds Senior Vice President–Chief Financial Officer and Treasurer	46	Ms. McReynolds has been Senior Vice President–Chief Financial Officer and Treasurer since February 1, 2006. She was Vice President–Controller of ABC from January 2000 until January 31, 2006. She previously served as the Controller of the Company from July 1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997. From December 1990 until June 1995, Ms. McReynolds was a senior manager employed with Ernst & Young LLP. Ms. McReynolds is a Certified Public Accountant.

Christopher D. Baltz Senior Vice President–Yield Management and Strategic Development	42	Mr. Baltz has been Senior Vice President–Yield Management and Strategic Development for the Company since January 1, 2008. He previously served as Senior Vice President–Yield Management and Strategic Development for ABF from February 1, 2006 through December 31, 2007. From February 2004 through January 2006, Mr. Baltz served as Vice President–Marketing and Pricing for ABF. He was ABF’s Director–Marketing and Public Relations from November 1997 through January 2004. Between January 1989 and November 1997, Mr. Baltz served in ABF’s Pricing Department as an Analyst, Senior Analyst and Regional Pricing Manager.

Christopher L. Burton Vice President–Economic Analysis	51	Mr. Burton has been Vice President–Economic Analysis for the Company since January 1, 2008. Previously for ABF, he served as Vice President–Economic Analysis from February 1, 2006 through December 31, 2007, Director–Economic Analysis from September 1995 through January 2006, and Manager–Pricing from February 1995 through August 1995. From January 1979 through January 1995, Mr. Burton served the Company’s subsidiary, Data-Tronics Corp., as Manager of Services & Human Resources and Systems Analyst/Programmer and worked for ABC as an Economic Analyst.

Name	Age	Business Experience

David R. Cobb Vice President–Controller	43	Mr. Cobb has been Vice President and Controller of the Company since May 1, 2006. Mr. Cobb was employed by Smith International, Inc., an international oilfield service company, as Vice President and Controller from July 2002 to April 2006 and as Assistant Controller from October 2001 to June 2002. He was employed by Kent Electronics Corporation beginning April 1995, serving as Assistant Treasurer from April 1997 to September 2001. Mr. Cobb was employed by PricewaterhouseCoopers LLP from July 1988 to March 1995. Mr. Cobb is a Certified Public Accountant.

James A. Ingram Vice President–Market Development	41	Mr. Ingram has been Vice President–Market Development for the Company since January 1, 2008. He previously served as Vice President–Market Development for ABF from February 1, 2006 through December 31, 2007. From January 2000 through January 2006, Mr. Ingram was ABF’s Director–Quotation Services. Between January 1990 and December 1999, Mr. Ingram served in ABF’s Pricing Department as an Analyst, Senior Analyst and Pricing Manager.

Michael R. Johns Vice President–General Counsel and Corporate Secretary	50	Mr. Johns has been the Company’s Vice President–General Counsel and Corporate Secretary since April 2, 2007. From 1991 to 2007, he was a partner in the law firm of Dover Dixon Horne PLCC in Little Rock, Arkansas. Mr. Johns was a practicing attorney in two other Little Rock law firms for seven years, including Rose Law Firm, prior to 1991. He is a Certified Public Accountant. Mr. Johns is a member of the American Bar Association, Pulaski County Bar Association, Pulaski County Debtor-Creditor Bar Association and Arkansas Society of Certified Public Accountants.

J. Lavon Morton Vice President–Tax and Chief Internal Auditor	58	Mr. Morton has been the Company’s Vice President–Tax and Chief Internal Auditor since January 1, 2000. From May 1997 to December 1999, Mr. Morton was the Company’s Vice President–Financial Reporting. Mr. Morton joined the Company as Assistant Treasurer in December 1996. Mr. Morton has overseen the Company’s tax reporting since 1996. From 1972 through November 1996, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton was a Partner in Ernst & Young LLP from October 1984 through November 1996. Mr. Morton is a Certified Public Accountant. From January 2003 to October 2005, Mr. Morton was a Director and a designated Audit Committee Financial Expert of BEI Technologies, Inc. BEI was purchased by Schneider Electric in October 2005. Mr. Morton was Chairman of the Tax Policy Committee and a member of the American Trucking Associations Board of Directors from October 2004 to October 2007.

Roy M. Slagle ABF Senior Vice President– Sales and Marketing	55	Mr. Slagle has been Senior Vice President–Sales and Marketing of ABF since February 1, 2006. Mr. Slagle was Vice President– Administration and Treasurer for ABF from January 2000 through January 2006 and Vice President and Treasurer for ABF from 1995 to 2000. He was a Regional Vice President of Sales for ABF from 1989 to 1995. Between 1976 and 1989, Mr. Slagle served ABF as Operations Supervisor at the Dayton, OH terminal; Operations Manager at the Dayton terminal; Branch Manager at the Cincinnati, Ohio terminal; Branch Manager at the Carlisle, PA terminal; and Regional Training Specialist at the Dayton terminal.

Compensation Discussion & Analysis
Introduction
The purpose of this Compensation Discussion & Analysis (“CD&A”) is to describe the Company’s compensation program for Named Executive Officers and how it is implemented by the Company and the Compensation Committee of the Board of Directors.
The Named Executive Officers for 2008 are listed below:

Named Executive
Officer	Title
Robert A. Davidson	ABC President–Chief Executive Officer (“CEO”)

Wesley B. Kemp	ABF President–Chief Operating Officer (“COO”)

Judy R. McReynolds	ABC Senior Vice President–Chief Financial Officer & Treasurer (“CFO & Treasurer”)

Christopher D. Baltz	ABC Senior Vice President–Yield Management & Strategic Development

Roy M. Slagle	ABF Senior Vice President–Sales & Marketing
Compensation Philosophy and Objectives
The primary objectives of the Company’s executive compensation program are to:
•	attract and retain highly qualified executives

•	motivate the Company’s leaders to work together as a team to deliver superior business performance

•	balance rewards between short-term results and the long-term strategic decisions needed to ensure sustained business performance over time

•	ensure that the interests and risk tolerance of the Company’s leaders are closely aligned with those of the Company’s stockholders
As discussed in the sections that follow, the Company uses a variety of compensation vehicles to meet its compensation philosophy and objectives. The Company does not establish a targeted mix of weightings between the various components.
To emphasize the executive team concept, the Company’s compensation programs generally provide equal compensation opportunities to officers holding equal levels of corporate responsibility (such as all vice presidents or all senior vice presidents) within the Company and ABF. With these goals in mind, the Company’s executives earn compensation over different time frames.

Pay Component	Time Frame and Purpose
Salary and Annual Incentives	• Reflect current annual results

Long-Term Incentives	• Reflect results over a minimum of three years
• Help ensure current results remain sustainable

Equity Awards	• Align participant’s interests with stockholder interests

Post-Retirement Incentives – Deferrals, Retention and Retirement Accumulations	• Help ensure that executives remain with the Company throughout their working careers

Determining Appropriate Pay Levels and Linkage to Objectives
For base salary, the Company has historically targeted between the 25th and 50th percentiles of the market for Named Executive Officers. Annual cash incentives are designed to deliver total cash compensation (salary and annual incentives) to meet or exceed the 50th percentile of the market when the Company performs well. Total direct compensation, including base salary, annual cash incentives, long-term cash incentives and equity awards, is also targeted to meet or exceed the 50th percentile of the market when the Company performs well.
To assess the competitive range of pay for a particular position, the Committee periodically examines pay data for executives in positions of comparable size and complexity at other companies. The Company’s compensation peer group is designated by the Compensation Committee after considering input from management and its independent compensation consultant, Hewitt Associates. The industry peer group is comprised of seven trucking companies that the Company considers to be its closest competitors for business and executive talent. The 2008 industry peer companies are listed below:
•	Con-way, Inc.

•	J.B. Hunt Transportation Services, Inc.

•	Landstar System, Inc.

•	Old Dominion Freight Line, Inc.

•	Saia, Inc.

•	Werner Enterprises, Inc.

•	YRC Worldwide, Inc.
During the Fall of 2007, Hewitt Associates summarized market data for the peer group as well as from several credible general industry surveys using data (of companies with revenue between $1 billion and $2.5 billion) reflecting the Company’s revenue size. Since the Company’s industry peer group is somewhat limited, the Committee approved the use of general industry data to enhance the credibility of market benchmarks.
Using the information from the 2007 study, in March of 2008 the Committee approved salary increases that were designed to meet the Company’s targeted market objective of the 25th to 50th percentiles. The 2008 increases are described further in the “Components of Compensation” section below.
Due to the strong performance orientation of the annual cash incentive, as discussed on page 23, and the long-term cash incentives as described on page 24, the Committee is comfortable that above-median total cash and total direct compensation will only be rewarded when the Company performs well against the historical averages of the S&P 500 companies.
Named Executive Officers receive other compensation that is more fully described in the “Retirement and Other Benefits” and the “Perquisites” sections of this CD&A. The Company does not maintain separate objectives with respect to the market for these areas of compensation.
Role of Officers in Determining Compensation
From time to time the Company’s Board Chairman; President–Chief Executive Officer; Vice President–General Counsel; Senior Vice President–Chief Financial Officer and Treasurer; Vice President–Tax and Chief Internal Auditor and ABF President–Chief Operating Officer provide analysis and recommendations to the Compensation Committee on compensation issues. They also interact with the independent compensation consultant as requested by the Compensation Committee. At certain meetings, the President–Chief Executive Officer will present pay recommendations to the Committee for his direct reports. The President–Chief Executive Officer does not make recommendations on his own compensation. Some or all of the above-listed individuals routinely attend the meetings of the Compensation Committee to provide information relating to matters the Compensation Committee is considering. None of the above-listed individuals attend Compensation Committee executive sessions, except to the extent requested by the Compensation Committee. The Committee approves all pay decisions for the Named Executive Officers.

2008 Compensation Overview
2008 was a challenging year due to the severe recessionary environment. As shown in the Summary Compensation Table, 2008 annual cash compensation as compared to 2006 and 2007 decreased significantly for the Named Executive Officers. The average decrease in annual cash compensation for the Named Executive Officers for 2008 as compared to 2007 was 30% and the average decrease for 2008 compared to 2006 was 53%. Although there was a salary increase for the Named Executive Officers in 2008, no annual incentive plan compensation was paid based on 2008 performance.
The Total Compensation amounts, as shown in the Summary Compensation Table, do not reflect the same year over year decreases as annual cash compensation due to accounting requirements for other compensation elements. The change in pension values disclosed relate primarily to the Company’s legacy Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSAs”) which have been frozen to new entrants and apply only to certain Named Executive Officers. The amount of the change in pension values shown in the Summary Compensation Table results from lower interest rates applied to obligations in 2008 and each Named Executive Officer’s base salary increase, years of service and age. Named Executive Officers at the same officer level receive the same level of annual equity awards; however the expense amounts in the Summary Compensation Table for the Named Executive Officers differ due to the officers’ individual retirement vesting eligibility dates. Share-based awards are amortized to compensation expense over the five-year vesting period or the period to which the Named Executive Officer first becomes eligible for retirement, whichever is shorter.
Components of Compensation
The principal components of the Named Executive Officers’ compensation are:
•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Cash Incentive Compensation

•	Equity Awards

•	Retirement and Other Benefits

•	Perquisites
Base Salary. Base salaries for Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In establishing base salaries, the Compensation Committee reviews the following:
•	the Company’s compensation philosophy and objectives as described above

•	its independent compensation consultant’s analysis of the benchmarks, the latest of which was conducted in 2007

•	economic and inflationary factors

•	the Company’s recent and historical financial performance

•	the Company’s strategic plans

•	the resources of the Company

•	the President–Chief Executive Officer’s recommendations (on positions other than his own)
The Compensation Committee does not assign a specific weighting to any of these factors.
Based on this information, the Compensation Committee increased the base salary of the Company’s President– Chief Executive Officer, Mr. Davidson, by 9% to $600,000 in April 2008. Also, the Compensation Committee increased the base salaries for the other Named Executive Officers’ positions by 10% to $275,000 in April 2008. Mr. Kemp received a 27% base salary increase to $350,000 when he was promoted to ABF’s President–Chief Operating Officer effective August 1, 2008. The reason for these pay increases was to bring the CEO and Named Executive Officer pay closer to the 50th percentile of the Company’s market benchmarking.

The Compensation Committee agreed at the January 2009 meeting that no pay increases would occur at that time. If conditions improve, the Compensation Committee will review pay levels later in the year.
The following table shows the amount of base salary that each Named Executive Officer received for 2008 in comparison to their total compensation:
2008 Base Salary as of Percent of Total Compensation

Robert A. Davidson	$587,500	19%
Wesley B. Kemp	300,000	22%
Judy R. McReynolds	268,750	64%
Christopher D. Baltz	268,750	61%
Roy M. Slagle	268,750	24%
Annual Cash Incentive Compensation. The Annual Cash Incentive Compensation Plan benefit is based on the Company’s After-tax Return on Capital Employed (“ROCE”). ROCE is generally calculated by dividing Net Income (adjusted for nonrecurring or unusual items) by average debt plus average equity for the applicable period. The Compensation Committee and management believe that ROCE is a valuable motivational tool since it can be calculated throughout the year by participants. Additionally, ROCE keeps participants focused on the profitable use of Company resources and promotes profitable growth, both of which increase the value of the Company to its stockholders.
The ROCE incentive award scale is based on studies conducted since the inception of the ROCE plan in 1998 by the Company regarding the average ROCE for S&P 500 publicly traded companies over longer periods of time. For 2008, a minimum of 7% ROCE had to be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive, subject to a $2 million per participant maximum annual award.
Named Executive Officers have a salary factor expressed as a percentage of their base salary that is multiplied by a performance factor determined by the ROCE achieved by the Company or ABF, depending on which entity employs the officer.
The following table shows the salary factors:

Incentive Award
Salary Factor
Job Title	(“Salary Factor”)
ABC President & CEO	60%
ABF President & COO	55%
Other Named Executive Officers	50%

The following table shows how ROCE determines the percent of base salary earned for the 2008 Annual Cash Incentive Compensation Plan:

		CEO
		Percent of	ABF COO	Other NEOs
ROCE %	Performance	Base Salary	Percent of Base	Percent of Base
Achieved	Factor Earned	Earned (1)	Salary Earned (2)	Salary Earned (3)
<7%	0%	0%	0%	0%
7%	40%	24%	22%	20%
8%	60%	36%	33%	30%
9%	80%	48%	44%	40%
10%	100%	60%	55%	50%
11%	120%	72%	66%	60%
12%	140%	84%	77%	70%
13%	160%	96%	88%	80%
14%	190%	114%	104.5%	95%
15%	220%	132%	121%	110%
Above 15%	Increase Performance Factor	+18%	+16.5%	+15%
	by 30% for each
	percentage point
	above 15% ROCE

(1)	Performance Factor Earned x Salary Factor for CEO (60%).

(2)	Performance Factor Earned x Salary Factor of ABF COO (55%)

(3)	Performance Factor Earned x Salary Factor for Other Named Executive Officers (50%).
The Company forecasted an ROCE for 2008 of 5% and an ROCE for ABF of 4.90%. The actual 2008 ROCE as calculated under the Annual Incentive Plan was 4.64%, based primarily on ABF’s separately determined ROCE of 4.58%. Because the 2008 ROCE was less than the 7% threshold to receive an incentive payment, there was no 2008 incentive amount paid under the Annual Cash Incentive Compensation Plan.
Due to the unusually severe recessionary environment, the Compensation Committee reviewed the minimum ROCE required to receive an incentive under the Annual Cash Incentive Compensation Plan and concluded that, for the 2009 plan, the minimum ROCE should be lowered to 3%. Future plans’ threshold for incentives will be reviewed by the Compensation Committee on an annual basis.
Long-Term Cash Incentive Compensation. The Compensation Committee has adopted three-year cash incentive programs including the Named Executive Officers as participants in each of December 2007 and 2008 (each new three-year measurement period is considered a separate and distinct Cash Long-Term Incentive Plan (“C-LTIP”) for purposes of performance measures and payouts). The C-LTIP will provide long-term incentive compensation as described below. Management and the Compensation Committee believe that the combination of performance measures in the C-LTIP places an emphasis on motivating profitable growth and on the level of profitability from the use of Company assets. Additional detail on targeted performance levels can be found in the “Grants of Plan Based Awards” section.
Cash-Based LTIP – In December 2007, the Compensation Committee adopted a three-year C-LTIP program for January 1, 2008 through December 31, 2010. The C-LTIP is comprised of two parts:

C-LTIP Components	Weighting
ROCE Portion	60%
Growth Portion	40%

Both the ROCE and Growth Portions of the plan are based on studies conducted by the Company on the three-year averages of ROCE and compounded annual growth rate of consolidated earnings per share for S&P 500 publicly traded companies over longer periods of time.
For the “ROCE Portion,” the Compensation Committee determined that it would use the Company’s three-year average ROCE as its performance measure. For the 2008-2010 C-LTIP, a minimum of 7% ROCE must be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive. The actual incentive earned for the ROCE Portion will depend on the three-year average of ROCE achieved and the participant’s average annualized base salary during the measurement period.
Two Named Executive Officers currently participate in the C-LTIP. The other Named Executive Officers do not participate in the C-LTIP because they continue to participate in the Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreement (“DSA”) retirement programs. Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary (50%). The following table shows how ROCE determines the percent of base salary earned under the ROCE Portion for the 2008-2010 C-LTIP:

		Participating NEOs
	Performance Factor	Percent of Base Salary
ROCE % Achieved	Earned	Earned (1)
<7%	0%	0%
7%	40%	12%
8%	60%	18%
9%	80%	24%
10%	100%	30%
11%	120%	36%
12%	140%	42%
13%	160%	48%
14%	190%	57%
15%	220%	66%
Above 15%	Increase Performance Factor by	+9%
	30% for each percentage point
	above 15% ROCE

(1)	Performance Factor Earned x Salary Factor for Participating Named Executive Officers (50%) x ROCE weighting (60%).
As with the Annual Cash Incentive Compensation Plan, due to the unusually severe recessionary environment, the Compensation Committee reviewed the minimum ROCE required to receive an incentive under the C-LTIP and concluded that for the 2009-2011 C-LTIP, the minimum ROCE should be lowered to 3%. Future C-LTIP plans will be reviewed by the Compensation Committee on an annual basis for appropriateness of the ROCE levels based on both the internal and external environment.
For the 2008-2010 C-LTIP, the Growth Portion is based on the Company achieving an increase in consolidated earnings per share (“EPS”) in the final year of the C-LTIP over consolidated EPS in the year preceding the commencement of the C-LTIP. This is expressed as a compounded annual growth rate for the measurement period. A minimum of 4% compounded annual growth rate must be achieved for any incentive to be earned. The actual incentive earned for the Growth Portion will depend on the compounded annual growth rate achieved and the participant’s average annualized base salary during the measurement period.

Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary (100%). The following table shows how the compounded annual growth rate of consolidated EPS determines the percent of base salary earned under the Growth Portion of the 2008-2010 C-LTIP:

Compounded Annual
Growth Rate of		Participating NEOs
Consolidated EPS %	Performance Factor	Percent of Base Salary
Achieved	Earned	Earned(1)
<4%	0%	0%
4%	20%	8%
5%	40%	16%
6%	60%	24%
7%	80%	32%
8%	100%	40%
9%	120%	48%
10%	140%	56%
11%	160%	64%
12%	180%	72%
13%	210%	84%
Above 13%	Increase Performance Factor	+12%
	by 30% for each 1% increase
	in the Compounded Annual
	Growth Rate of Consolidated
	EPS in excess of 13%

(1)	Performance Factor Earned x Salary Factor for Participating Named Executive Officers (100%) x Growth weighting (40%).
The maximum total C-LTIP that may be paid out per participant is $2 million for each three-year measurement period. Any payments for the 2008-2010 C-LTIP will be made in January 2011.
Equity Awards. The Company’s policies and practices for aligning the Named Executive Officers’ interests with stockholders’ interests and encouraging stock ownership by Named Executive Officers are described below:
Stock Ownership Policy – The Compensation Committee believes that the Named Executive Officers should maintain meaningful equity holdings in the Company. In October 2007, the Board of Directors adopted a Stock Ownership Policy (the “Policy”) for Named Executive Officers. The Policy was effective January 1, 2008. Under this Policy, Named Executive Officers must own stock with a value equal to or greater than the following multiple of their base salary by January 1, 2013. Hewitt Associates assisted the Compensation Committee with establishing appropriate stock ownership multiples.

Position Title	Stock Ownership Multiple
ABC President & CEO	3 x base salary
Other Named Executive Officers	2 x base salary
Participants may not sell any shares granted under a Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until they satisfy the stock ownership requirement. Stock owned in a Company-sponsored retirement plan, unvested restricted stock, unvested RSUs and stock owned outright count toward the ownership requirement. Should a person covered by the policy fail to have the required amount accumulated after five (5) years, then further equity grants may be discontinued until the person has complied with the Policy. The Compensation Committee monitors ownership levels annually and believes that adequate progress is being made toward the stated guidelines.

Equity Award Practices – In October 2007, the Compensation Committee updated its policy for granting equity awards. This policy states:
•	the Compensation Committee shall be responsible for the granting of all equity-based compensation

•	the award dates for each grant shall be five business days following the Company’s first quarter earnings release for a given year

•	the exercise price or value of the grant shall be determined by reference to the closing price of the Company’s Common Stock on the specified award date

•	the number of shares/units awarded will be based on stated dollar amounts for each participant
Prior to 2005, the Named Executive Officers were awarded stock options. A portion of these options are still outstanding and unvested. The compensation expense for these prior awards of options is reflected in the Summary Compensation Table.
In April of 2005 and 2006 the Compensation Committee awarded restricted stock shares to the Named Executive Officers. These awards provided for five-year cliff vesting.
In April 2007, the Compensation Committee decided to grant RSUs rather than restricted stock for tax flexibility purposes. The Compensation Committee believes the awarding of RSUs with five-year cliff vesting facilitates the Named Executive Officers’ accumulation of an equity interest in the Company. This vesting schedule also assists the Named Executive Officers in complying with the Stock Ownership Policy. Stock will be issued in settlement of the RSU upon vesting.
In 2008, Named Executive Officers were granted RSUs under the Company’s 2005 Ownership Incentive Plan as follows:

Named Executive Officer	RSUs Granted
Robert A. Davidson	8,400
Wesley B. Kemp	4,600
Judy R. McReynolds	4,600
Christopher D. Baltz	4,600
Roy M. Slagle	4,600
The number of shares awarded to each Named Executive Officer was based on the Named Executive Officer’s position within the Company. Other considerations included the total number of shares available to be granted and potential shareholder dilution.
See the “Outstanding Equity Awards at 2008 Fiscal Year-End” section for additional information.
Retirement and Other Benefits. The Named Executive Officers are eligible to participate in the retirement and benefit programs as described below. The Compensation Committee reviews the overall cost to the Company of the various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes the benefits provided by these programs have been important factors in attracting and retaining the overall officer group including the Named Executive Officers.
Historically, the Company and ABF have provided officers with the predominate portion of their long-term cash compensation through post-employment payments under the Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSA”) retirement programs. It is the Compensation Committee’s belief that the C-LTIP should be more effective in motivating the officer group to achieve multiyear strategic and financial objectives than post-employment cash compensation under the SBP and DSA programs. In transition to the C-LTIP, the Committee sought to balance the SBP and DSA participants’ existing expectations and rights under the plans with the Compensation Committee’s desire to curtail the programs. In December 2005, the SBP and the DSA programs were closed to new entrants and a cap was placed on the maximum SBP payment. In place of the SBP and DSA programs, new officers of the Company or ABF appointed after 2005 are eligible to participate in the C-LTIP.

Each of the Named Executive Officers has participated in the SBP and DSA program since their appointment as an officer of the Company or ABF. As part of the Compensation Committee’s transition program, officers who were already participants in the SBP and DSA programs were given an irrevocable election in November 2006 to have their benefits under the SBP and DSA frozen as of January 31, 2008, and begin participating in the C-LTIP beginning in 2007. Based on this election opportunity, two Named Executive Officers, Judy R. McReynolds, and Christopher D. Baltz, agreed to freeze their SBP and DSA benefits as of January 31, 2008. Beginning in 2007, these Named Executive Officers began participating in the C-LTIP as described above. Messrs. Davidson, Slagle and Kemp continue to participate in the SBP and DSA programs and they do not participate in the C-LTIP.
Supplemental Benefit Plan – The Company and ABF have noncontributory, unfunded supplemental pension benefit plans that supplement benefits under the Arkansas Best Corporation Pension Plan (the “Pension Plan”). Under the SBP, the Company will pay sums in addition to amounts payable under the Pension Plan to eligible officers, including the Named Executive Officers. See the “2008 Pension Benefits” section for more information.
Deferred Salary Agreements – The Company and ABF also have unfunded, noncontributory Deferred Salary Agreements with certain of their officers, including the Named Executive Officers. See the “2008 Pension Benefits” section for more information.
Pension Plan – As part of their post-employment compensation, the Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other eligible noncontractual employees hired prior to January 1, 2006. See the “2008 Pension Benefits” section for more information on the benefit and terms and conditions of the Pension Plan.
401(k) Savings Plan – The Company provides the Arkansas Best 401(k) and DC Retirement Plan to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in this plan on the same basis as all other eligible employees. The Company matches 50% of the employee’s contributions up to a maximum of 6% of the employee’s eligible earnings subject to the IRS annual compensation limit.
Voluntary Savings Plan (“VSP”) – The Arkansas Best VSP is a nonqualified plan created to offset the IRC limitations on contributions to the Company’s 401(k) plan for certain eligible officers. The Company matches 15% of the participant’s contributions up to a maximum annual match amount of $15,000.
The VSP allows the officer group, including the Named Executive Officers, to make up for IRC limitations on the amount they may contribute to the Company’s 401(k) plan. See the “2008 Non-Qualified Deferred Compensation Plans” section for a more detailed description of the VSP and amounts the Named Executive Officers have deferred under the VSP.
Health and Welfare Plans – The Company provides medical, dental, vision, life insurance and disability benefits to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in these benefit plans on the same basis as all other employees. The Named Executive Officers also have individual long-term disability policies that supplement the group disability policy.
Officer Life Insurance – The Company’s and ABF’s officers, including the Named Executive Officers, are provided with life insurance coverage of $1 million in the event they suffer accidental death while traveling on Company business.
Post-Employment Medical Plan (“Executive Medical Plan”) – The Company provides the Named Executive Officers and their eligible dependents with lifetime health coverage under the Company’s Executive Medical Plan following their termination of employment after age 55 with ten years of service. The health coverage is provided through a fully insured third-party provided health plan. Premiums for the lifetime health coverage for eligible officers and their dependents are fully paid by the Company once an eligible terminated officer reaches age 60. Prior to age 60, the terminated eligible officer is required to reimburse the Company for a portion of the premium, which has historically been set at the Company’s then current COBRA rate.
The Executive Medical Plan provides that coverage will be forfeited if the officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.

Perquisites. Perquisites are generally limited to situations where there is some related business benefit to the Company, such as spousal attendance at Company or industry events. See the “Summary Compensation Table” for a listing of the reportable perquisites for the Named Executive Officers.
Employment Agreements and Change in Control Provisions
None of the Named Executive Officers have an employment agreement with the Company. Each of the officer compensation programs listed below contains provisions which accelerate that program’s benefit if certain Company change in control events occur:
•	Annual Cash Incentive Plan

•	Equity Awards

•	C-LTIP

•	DSA

•	VSP
The accelerated benefits are intended to provide the officer participants with a reasonable severance package that is based on the value the officers have created and that is realized by the Company’s stockholders in the event of a change in control. Generally, these change in control provisions provide that accelerated benefits will not be paid to the limited extent such benefit would constitute an excess parachute payment under IRC Section 280G. None of the change in control provisions require the Company to gross-up a Named Executive Officer for taxes they may owe on change in control benefits. See the “Potential Payments Upon Termination or Change in Control” section for additional information regarding these change in control provisions.
Ethical Conduct
The Committee has implemented a policy for the “clawback” of any bonus or incentive compensation awarded to any executive officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer under the scenarios described below:
•	The amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement

•	The executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement

•	The amount of the bonus or incentive compensation that would have been awarded to the executive officer had the results been properly reported would have been lower than the amount actually awarded
Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the IRC generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its Chief Executive Officer or the other Named Executive Officers. Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. It is the Compensation Committee’s intent to structure compensation paid to the officers to be fully deductible; however, from time to time, the Compensation Committee may award compensation that may not be fully deductible if it determines that such awards are consistent with its compensation philosophy and in the best interests of the Company and its stockholders. The Compensation Committee has been advised that all of the 2008 compensation paid to the Named Executive Officers is deductible.
Non-Qualified Deferred Compensation. The Company designs and operates its nonqualified deferred compensation arrangements in a manner that is intended to be in compliance with Section 409A of the IRC and the final regulations issued thereunder.

Compensation Committee Report
The Compensation Committee generally meets in conjunction with the Company’s regular Board of Directors meetings, but also holds special meetings when deemed appropriate. In 2008, the Compensation Committee met six times. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and Internal Revenue Code Section 162(m) nonemployee director requirements. The Compensation Committee Charter is published in the Corporate Governance section of the Company Web site at www.arkbest.com.
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that it be included in the Company’s Annual Report filed on Form 10-K and, as applicable, the Company’s 2009 Proxy Statement.

Committee Members

William M. Legg, Chairman
John H. Morris
John W. Alden
Compensation Committee
Interlocks and Insider Participation
None of the Compensation Committee members are officers or employees or former officers or employees of the Company. No ABC executive officer serves as a member of the Board of Directors of any other entity or the Compensation Committee of any other entity that has one or more executive officers serving as a member of the ABC’s Board or Compensation Committee. Messrs. Legg, Alden and Morris served on the Compensation Committee in 2008.

Summary Compensation Table
The following table sets forth information regarding compensation earned in 2008 by the Company’s Named Executive Officers. Annual cash compensation for 2008, including salary and non-equity incentive plan compensation, reflects lower amounts compared to prior years due to the Company’s weaker performance in 2008 as a result of a severe recessionary environment. The change in pension values disclosed relate primarily to the Company’s legacy Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSAs”) which have been frozen to new entrants and apply only to certain Named Executive Officers. The amount of the change in pension values shown in the table below results from lower interest rates applied to obligations in 2008 and each Named Executive Officer’s base salary increase, years of service and age.

						Change in
						Pension Value
						and Non-
						Qualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards ($)	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($) (c)	(d)(1)	($) (e)(2)	($) (f)(3)	($) (g)(4)	($) (h)(5)	($) (i)

Robert A. Davidson(6)	2008	$587,500	$218,039	$26,069	$—	$2,253,574	$56,725	$3,141,908
ABC President–CEO	2007	545,833	151,372	42,807	316,365	2,109,320	26,701	3,192,398
	2006	491,667	83,738	43,543	794,053	1,887,952	30,230	3,331,183

Wesley B. Kemp	2008	300,000	148,864	19,547	—	861,392	35,656	1,365,459
ABF President–COO	2007	249,167	94,982	31,987	133,553	352,747	6,930	869,366
	2006	236,250	51,594	34,266	358,354	388,363	26,667	1,095,494

Judy R. McReynolds	2008	268,750	122,260	19,547	—	—	8,021	418,578
Senior Vice President–	2007	249,167	87,485	31,987	143,111	121,341	6,930	640,021
CFO and Treasurer	2006	236,250	51,594	39,255	315,366	130,927	11,250	784,642

Christopher D. Baltz	2008	268,750	122,260	18,736	—	—	34,015	443,761
Senior Vice President–	2007	249,167	87,485	19,364	156,317	161,118	6,930	680,381
Yield Management and	2006	236,250	51,594	25,040	358,354	167,562	16,215	855,015
Strategic Development

Roy M. Slagle	2008	268,750	129,334	19,547	—	665,878	55,121	1,138,630
ABF Senior Vice President–Sales	2007	249,167	87,485	31,987	133,553	300,704	9,901	812,797
and Marketing	2006	236,250	51,594	34,266	358,354	240,426	30,165	951,055

(1)	The amounts reflect the share-based compensation expensed for years 2006, 2007 and 2008 by the Company for financial reporting purposes, excluding estimated forfeitures, under the 2005 Ownership Incentive Plan for restricted stock awards granted on April 20, 2005 and April 17, 2006 and RSUs awarded on April 23, 2007 and April 30, 2008. The assumptions used are discussed in Notes B and J to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008. The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. Dividends are paid on restricted stock and RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

(2)	The amounts reflect the share-based compensation expensed for 2008 by the Company for financial reporting purposes, excluding estimated forfeitures, of stock options granted under the 1992 Stock Option Plan, 2000 Non-Qualified Stock Option Plan and 2002 Arkansas Best Stock Option Plan. The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Share-based compensation expense recognized in 2006, 2007 and 2008 includes the pro rata cost of stock options granted to but not yet vested as of the applicable year for which it is reported, and is based on the grant date fair value estimated using a Black-Scholes-Merton option pricing model. The assumptions used and the resulting fair value of stock options granted in 2001, 2002, 2003 and 2004 are as follows:

	2001	2002	2003	2004

Risk-free rates	4.2% – 4.9%	4.3%	2.7%	2.9%
Volatility	60.5% – 61.5%	61.0%	56.2%	53.6%
Weighted-average life	4 years	4 years	4 years	4 years
Dividend yields	0.01%	0.01%	1.2%	1.7%
Estimated weighted-average fair value per share	$13.07	$11.86	$10.39	$11.52

The estimated fair value of the options is amortized to expense over the options’ vesting period.

(3)	There was no amount accrued under the C-LTIP during 2008 for the 2007-2009 C-LTIP or the 2008-2010 C-LTIP. There was no annual cash incentive compensation earned during 2008 for any Named Executive Officer under the Annual Cash Incentive Compensation Plan. See the “ 2008 Grants of Plan-Based Awards” section for additional information on these plan awards.

(4)	Reflects the increase/decrease in actuarial value from December 31, 2007 to December 31, 2008. The value is determined using the same assumptions as used by the Company for financial reporting purposes for the Arkansas Best Corporation Pension Plan, Supplemental Benefit Plan (“SBP”) and Deferred Salary Agreements (“DSAs”). There is a negative value for the SBP and DSA for McReynolds and Baltz due to their SBP and DSA freeze effective January 31, 2008. Previous numbers disclosed the present value of their unreduced benefit at retirement, but due to the benefit freeze the benefit amounts are now fixed at a reduced value based on their age and years of service as of the January 31, 2008 freeze date. See the “2008 Pension Benefits” section for additional information on these plans. Earnings under the Arkansas Best Voluntary Savings Plan are not above market and are not included in this column. The change in value by plan is as follows:

	Davidson	Kemp	McReynolds	Baltz	Slagle

Pension Plan	$42,711	$78,256	$11,986	$17,680	$49,227
Supplemental Benefit Plan	2,042,010	531,308	(223,417)	(288,099)	559,210
Deferred Salary Agreement	168,853	251,828	(135,361)	(63,896)	57,441

Total Increase	$2,253,574	$861,392	$(346,792)	$(334,315)	$665,878

(5)	All Other Compensation for 2008 consists of the following:

	Davidson	Kemp	McReynolds	Baltz	Slagle

401(k) Company Match	$6,900	$6,576	$6,900	$6,900	$6,900
Long-term Disability Premiums	2,819	1,559	941	801	1,161
24-Hour Accidental Death Premiums	180	180	180	180	180
Perquisites	39,693	23,109	—	21,297	38,590
Gross-Ups(i)	7,133	4,232	—	4,837	8,290

Total Other Compensation	$56,725	$35,656	$8,021	$34,015	$55,121

(i) Gross-ups for Messrs. Davidson, Kemp, Baltz and Slagle are for spousal travel to a Company or industry event and other incidental direct or indirect expense determined to be taxable under the Internal Revenue Code.

(6)	Mr. Davidson is also a member of the Company’s Board of Directors and CEO of ABF Freight System, Inc. Mr. Davidson receives no compensation for his service as a Director.
Summary of Perquisite Values. Perquisite values for Messers. Davidson, Kemp, Baltz and Slagle include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Named Executive Officer on the Company airplane, incidental direct or indirect expense determined to have a personal aspect, nominal gifts related to business activities and a Christmas gift from the Company. In addition, Messers. Baltz and Slagle’s perquisite value includes travel club fees. Mr. Davidson’s perquisite value also includes travel club and dinner club fees. Of the total perquisite value of $39,693 for Mr. Davidson, $28,498 relates to the Company’s lost tax deduction from spousal travel.

In general, the Company’s executive officers are not allowed to use corporate aircraft for personal trips. When appropriate for business purposes, executive officers’ spouses are permitted to accompany them on trips. Executive officers are also permitted to invite their spouse or other personal guests to occasionally accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel, determined under the IRS Standard Industrial Fair Level, is imputed as income to the executive officer, and if the spouse’s travel was related to a business purpose, the Company will reimburse the executive officer for the associated income tax resulting from the imputed income.
The Company determines the cost of personal use of Company aircraft using all aircraft operating costs and total flight hours as prescribed by IRS Notice 2005-45 and related regulations. Under IRS rules, spousal travel on a business trip is generally considered nonbusiness travel. The incremental cost to the Company included in the perquisite values above is based on the Company’s effective income tax rate.
2008 Grants of Plan-Based Awards
The following table provides information related to nonequity and equity-based awards made to the Named Executive Officers for the 2008 fiscal year:

				Estimated Future Payouts
				Under Non-Equity Incentive			All Other
				Plan Awards(2, 3)			Stock Awards
								Grant Date
							Number of	Fair Value
							Shares of	of Stock and
		Grant	Approval				Stock or	Option
Name	Award	Date	Date		Target		Units	Awards
(a)	Type(1)	(b)	(c)(4)	Threshold	($) (d)	Maximum	(#) (d)(5)	(e)(6)

Robert A. Davidson	AIP	12/18/2007	N/A	$—	$—	$2,000,000
	RSU	4/30/2008	4/21/2008				8,400	$331,632

Wesley B. Kemp	AIP	12/18/2007	N/A	—	—	2,000,000
	RSU	4/30/2008	4/21/2008				4,600	181,608

Judy R. McReynolds	AIP	12/18/2007	N/A	—	—	2,000,000
	RSU	4/30/2008	4/21/2008				4,600	181,608
	C-LTIP	12/18/2007	N/A	—	144,957	2,000,000

Christopher D. Baltz	AIP	12/18/2007	N/A	—	—	2,000,000
	RSU	4/30/2008	4/21/2008				4,600	181,608
	C-LTIP	12/18/2007	N/A	—	144,957	2,000,000

Roy M. Slagle	AIP	12/18/2007	N/A	—	—	2,000,000
	RSU	4/30/2008	4/21/2008				4,600	181,608

(1)	Award Types: AIP = Annual Incentive Plan RSU = Restricted Stock Units granted under the 2005 Ownership Incentive Plan C-LTIP = Three-Year Long-Term Incentive Compensation Plan (2008-2010 Plan Period)

(2)	The 2008 performance criteria for the Annual Incentive Compensation Plan was approved by the Compensation Committee of the Company’s Board of Directors on December 18, 2007. The target award amount was based on the forecasted ROCE for 2008 of 5.00% for the Company and 4.90% for ABF. Because no payment is made under the 2008 plan if the ROCE is less than 7%, no payment was projected for this plan in 2008. Higher ROCEs result in higher incentive payments and the maximum payment to any individual allowed under the plan is $2 million. Actual payments made in January 2009 for awards earned under the Annual Incentive Compensation Plan would have been shown in the Non-Equity Incentive Plan Compensation column (column f) of the Summary Compensation Table if payments were made.

(3)	The performance criteria for the C-LTIP award was approved by the Compensation Committee of the Company’s Board of Directors on December 18, 2007. The target award amount was based on the average of the Company’s ROCEs for the most recent five years (after annual incentive payments) and the forecasted ROCE for 2008 (after annual incentive payments) of 13.49% and forecasted earnings per share growth of 3.35% for 2008 through 2010. No payment is made under the ROCE portion of the plan if the ROCE is less than 7% with higher ROCEs resulting in higher incentive payments. No payment is made under the growth portion of the plan if the compounded annual growth rate of consolidated earnings per share is less than 4%. The maximum payment to any individual allowed under the total plan is $2 million. The incentive earned under the C-LTIP plan will depend on the actual three-year average of ROCE achieved, the earnings per share growth and the participant’s average annualized base salary during the measurement period. Any payment for the C-LTIP award associated with the 2008-2010 Plan period will be calculated and paid in January 2011.

(4)	The RSU Award was approved by the Compensation Committee on April 21, 2008; however, the award was not effective until April 30, 2008. The terms of the Company’s equity award policy were updated in October 2007, making the effective date of an equity award the date which is five business days following the Company’s first quarter earnings release for a given year.

(5)	Reflects the number of RSUs awarded under the 2005 Ownership Incentive Plan on April 30, 2008.

(6)	Reflects the full grant date fair value ($39.48 per share) of RSU awards made under the 2005 Ownership Incentive Plan on April 30, 2008.
Non-Equity Incentive Awards
Annual Incentive Plan: For each plan year, if participants have been in the plan a minimum of 90 days, they are eligible for a prorated benefit upon early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability based on their base salary received and the period of time employed during the year. Upon a change in control, participants are entitled to the greater of 100% of their salary factor or the final award for the plan year during which the change in control occurs. (See the Compensation Discussion and Analysis section for additional information on the Annual Incentive Plan).
C-LTIP Plan: For each three-year plan, if participants have been in the plan a minimum of 12 months, they are eligible for a prorated benefit upon early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability based on their base salary received and the period of time employed during the measurement period. If termination of the participant occurs within 24 months of a change in control for Good Reason or Without Cause as defined in the C-LTIP, the participant is entitled to a pro rata benefit based on the number of months of participation in the applicable measurement period, equal to the greater of 100% of their incentive award salary factor or the actual award earned during the measurement period. Ms. McReynolds and Mr. Baltz are the only Named Executive Officers that participate in the C-LTIP Plan. Under the terms of their agreement to switch from the SBP and DSA to the C-LTIP, upon a change in control, Ms. McReynolds and Mr. Baltz will receive a change in control benefit under the C-LTIP equal to the C-LTIP change in control benefit in excess of the DSA change in control benefit, if any. (See the Compensation Discussion and Analysis section for additional information on the C-LTIP).
Stock Awards under the 2005 Ownership Incentive Plan. Vesting and settlement of RSUs generally occurs on the fifth anniversary of the award date. Accelerated vesting provisions apply for normal retirement (age 65), death or disability. If termination of the participant occurs within 24 months of a change in control of the Company for Good Reason or Without Cause as defined in the RSU agreement, the participant’s RSUs become fully vested and will be distributed as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement (age 55 with 10 years of service), the participant is entitled to a pro rata number of RSUs based on the number of whole months since the award date, if a minimum of twelve months have elapsed since the award date. Dividend equivalents are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

Outstanding Equity Awards at 2008 Fiscal Year-End
The following table provides information related to any equity-based awards outstanding as of December 31, 2008 for the Named Executive Officers:

Option Awards(1)					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of		Market Value of
	Unexercised	Unexercised	Option	Option	Shares or Units		Shares or Units of
	Options	Options	Exercise	Expiration	of Stock that		Stock that Have Not
Name	(#) Exercisable	(#) Unexercisable	Price	Date	Have Not Vested		Vested
(a)	(b)	(c)	($) (e)	(f)	(#)(2)(g)		($)(3)(h)

Robert A. Davidson	10,000	—	$24.3750	1/18/2011	1,520	(5)	$45,767
	4,000	—	28.0500	12/19/2011	3,920	(6)	118,031
	10,000	—	24.5900	1/22/2013	5,600	(7)	168,616
	8,000	2,000 (4)	29.1000	1/28/2014	8,400	(8)	252,924

Wesley B. Kemp	10,000	—	24.3750	1/18/2011	1,067	(5)	32,127
	4,000	—	28.0500	12/19/2011	2,147	(6)	64,646
	7,500	—	24.5900	1/22/2013	3,067	(7)	92,347
	6,000	1,500 (4)	29.1000	1/28/2014	4,600	(8)	138,506

Judy R. McReynolds	2,400	—	13.6250	4/19/2010
	4,000	—	24.3750	1/18/2011	4,000	(5)	120,440
	3,467	—	28.0500	12/19/2011	4,600	(6)	138,506
	6,000	—	24.5900	1/22/2013	4,600	(7)	138,506
	6,000	1,500 (4)	29.1000	1/28/2014	4,600	(8)	138,506

Christopher D. Baltz					4,000	(5)	120,440
					4,600	(6)	138,506
					4,600	(7)	138,506
	—	1,500 (4)	29.1000	1/28/2014	4,600	(8)	138,506

Roy M. Slagle	2,400	—	13.6250	4/19/2010
	4,140	—	24.3750	1/18/2011	1,067	(5)	32,127
	4,000	—	28.0500	12/19/2011	2,147	(6)	64,646
	7,500	—	24.5900	1/22/2013	3,067	(7)	92,347
	6,000	1,500 (4)	29.1000	1/28/2014	4,600	(8)	138,506

(1)	All stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) are exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Accelerated vesting provisions apply for normal retirement (age 65), death, disability or change in control of the Company.

(2)	Vesting of restricted stock and RSUs generally occurs on the fifth anniversary of the award date. Accelerated vesting occurs upon normal retirement (age 65), death, disability or change in control of the Company. Upon early retirement (age 55 with ten years of service), the participant is entitled to the vesting of a pro rata number of shares of restricted stock and/or RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. Employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment continue to vest in 1/60th of their restricted stock and RSU awards each month.

(3)	Reflects the value of unvested restricted stock and RSUs as of December 31, 2008 awarded under the 2005 Ownership Incentive Plan. The value is based on the closing market price of the Company’s Common Stock of $30.11 on December 31, 2008.

(4)	Stock options vest at the rate of 20% per year with vesting dates that began on January 28, 2005 and continued vesting dates of January 28, 2006, January 28, 2007 and January 28, 2008. The remaining 20% is scheduled to vest on January 28, 2009.

(5)	These restricted stock awards fully vest on April 20, 2010, the fifth anniversary of their grant date. Dividends are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(6)	These restricted stock awards fully vest on April 17, 2011, the fifth anniversary of their grant date. Dividends are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(7)	These RSU awards fully vest on April 23, 2012, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(8)	These RSU awards fully vest on April 30, 2013, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

2008 Option Exercises and Stock Vested
The following table provides information related to stock options exercised in 2008 by the Named Executive Officers and restricted stock and RSUs that became vested during the 2008 fiscal year for the Named Executive Officers:

	Option Awards		Stock Awards(1, 2)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
(a)	(#) (b)	($) (c)	(#) (d)	($) (e)(3)

Robert A. Davidson	—	$—	5,620	$188,230

Wesley B. Kemp	6,000	164,250	3,253	108,756

Judy R. McReynolds	—	—	—	—

Christopher D. Baltz	6,300	85,446	—	—

Roy M. Slagle	—	—	6,920	236,497

(1)	The Company has determined that tax liability is incurred by restricted stock award recipients who are eligible for accelerated vesting upon early retirement (age 55 and 10 years of service); therefore, employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award. Restricted stock shares are reduced monthly by the number of shares necessary to reimburse the Company for its minimum statutory tax withholding obligations for the value of restricted stock shares which have become subject to current tax liability for the award recipient. The balance of the taxable vested restricted stock shares that is not reduced to cover withholding obligations remains as outstanding vested shares that are subject to transfer restrictions for the Named Executive Officer until the earlier of five years from the award date or a qualifying termination event. Of the 5,620 shares that vested in 2008 for Mr. Davidson, 2,820 represented restricted stock shares of which 958 were cancelled to cover withholding obligations and 1,862 are vested but subject to transfer restrictions. Of the 3,253 shares that vested in 2008 for Mr. Kemp, 1,720 shares represented restricted stock shares of which 584 were cancelled to cover withholding obligations and 1,136 are vested but subject to transfer restrictions. Of the 6,920 shares that vested in 2008 for Mr. Slagle, 5,387 represented restricted stock shares of which 1,802 were cancelled to cover withholding obligations and 3,585 are vested but subject to transfer restrictions.

(2)	Of the 5,620 shares that vested in 2008 for Mr. Davidson, 2,800 represented vested RSUs. Of the 3,253 shares that vested in 2008 for Mr. Kemp, 1,533 represented vested RSUs. Of the 6,920 shares that vested in 2008 for Mr. Slagle, 1,533 represented vested RSUs. The RSUs will be settled at the earlier of five years from the award date or a qualifying termination event. The value of the vested outstanding RSUs is reported in the 2008 Nonqualified Deferred Compensation Table.

(3)	Value realized from restricted stock and RSUs is equal to the closing market price of the Company’s Common Stock on the date of vesting multiplied by the number of vested shares.

2008 Equity Compensation Plan Information
The following table sets forth information as of December 31, 2008 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans,
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a)

Equity Compensation Plans Approved by Security Holders	337,436 (1)	$26.9292	880,090
Equity Compensation Plans Not Approved By Security Holders(2)	238,928	24.7299	—

Total	576,364	$26.0175	880,090

(1)	This amount includes awards outstanding under the 2002 Arkansas Best Corporation Stock Option Plan and the 1992 Stock Option Plan; however, no further grants can be made from these option plans following approval of the 2005 Ownership Incentive Plan. On April 20, 2005, the Company’s stockholders approved the 2005 Ownership Incentive Plan which allows for the award of incentive stock options, non-qualified stock options, Stock Appreciation Rights (“SARs”), restricted stock, RSUs or performance award units. The aggregate number of shares that can be issued pursuant to the awards is 1,500,000 plus any shares subject to outstanding awards under the 1992 Stock Option Plan, 2002 Arkansas Best Corporation Stock Option Plan and the Arkansas Best Corporation Non-Qualified Stock Option Plan that do not result in the issuance of shares because they have been canceled, expired, forfeited, settled in cash or used to pay the exercise price or withholding taxes. The Board’s Compensation Committee administers each of these plans.

(2)	On April 19, 2000, the Company adopted its Non-Qualified Stock Option Plan (“2000 Non-Qualified Plan”), as a broad based plan with 1.0 million option shares authorized for awards. No further grants can be made from the 2000 Non-Qualified Plan, since approval of the 2005 Ownership Incentive Plan. No awards have been made under the 2000 Non-Qualified Plan to the Company’s Board of Directors or to its Named Executive Officers at the time they were a Named Executive Officer.

2008 Pension Benefits
The following table illustrates the present value of the accumulated benefit as of December 31, 2008 from the Arkansas Best Corporation Pension Plan (the “Pension Plan”), ABC Supplemental Benefit Plan and ABF Freight System, Inc. Supplemental Benefit Plan (together the “SBP”) and Deferred Salary Agreements (collectively “DSA”) for the Named Executive Officers:

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(#) (c)	($) (d)(1)	($) (e)

Robert A. Davidson	ABC Pension Plan	36.8	$990,915	$—
	ABC Supplemental Benefit Plan	36.8	8,891,597	—
	ABC Deferred Salary Agreement	36.8	1,248,730	—

Wesley B. Kemp	ABC Pension Plan	39.5	1,081,501	—
	ABF Supplemental Benefit Plan	39.5	3,424,785	—
	ABC Deferred Salary Agreement	39.5	772,132	—

Judy R. McReynolds(2)	ABC Pension Plan	11.6	108,660	—
	ABC Supplemental Benefit Plan	10.7	159,214	—
	ABC Deferred Salary Agreement	10.7	69,455	—

Christopher D. Baltz(2)	ABC Pension Plan	20.0	148,140	—
	ABC Supplemental Benefit Plan	19.1	157,234	—
	ABC Deferred Salary Agreement	19.1	98,337	—

Roy M. Slagle	ABC Pension Plan	32.4	628,752	—
	ABF Supplemental Benefit Plan	32.4	2,255,693	—
	ABC Deferred Salary Agreement	32.4	403,473	—

(1)	The actuarial present value of the accumulated benefits is determined using the same assumptions as used by the Company for financial reporting purposes except the payment date is assumed to be age 60 for the Pension Plan and SBP rather than age 65. Such assumptions are discussed in Note I to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008. Age 60 is the earliest date a benefit can be paid with no benefit reduction under the Pension Plan and SBP. The payment date is assumed to be age 65 for the DSA which is the earliest date a benefit can be paid with no benefit reduction.

(2)	Supplemental Benefit Plan benefit and Deferred Salary Agreement frozen effective January 31, 2008. Number of Years of Credited Service is frozen based on the Named Executive Officer’s service as of the January 31, 2008 freeze date. See the Retirement and Other Benefits section of the CD&A for additional information.
The Pension Plan is a tax-qualified defined benefit plan that covers certain nonunion employees, including the Named Executive Officers. Benefits are based upon a participant’s years of service and the highest average monthly earnings for sixty (60) consecutive months referred to as final average pay (“FAP”) and expressed in terms of annual compensation. As of December 31, 2008, the FAP for the Named Executive Officers without regard to IRC limitations was: Mr. Davidson, $1,060,440; Mr. Kemp, $499,621; Ms. McReynolds, $460,557; Mr. Baltz, $469,749; and Mr. Slagle $493,371. Eligible earnings generally include salary and annual incentive payments and are subject to the IRC annual compensation limitation. For 2008, the annual IRC limitation was $230,000. Pension Plan benefits are also subject to certain other limitations in the IRC. Benefits are paid from the Arkansas Best Pension Trust. Participants may elect a lump sum or annuity payment. Payment from the Pension Plan is made upon Normal Retirement, Early Retirement, termination, death or Disability as defined and more fully described in the Potential Payments Upon Termination or Change in Control section.
Normal Retirement (age 65 or older) benefits under the Pension Plan are calculated as a lump sum equal to:
10% x FAP x years of service + after-tax employee contributions (if any)
After-tax contributions to the Pension Plan were only allowed prior to July 1, 1988.
Early Retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 5% for each year he or she retires prior to age 60.
No new participants were permitted in the Pension Plan after December 2005, but benefit accruals for existing participants continue under the Pension Plan.

The SBP supplements benefits under the Pension Plan. The SBP was designed to replace benefit reductions (i) from various IRC limits, and (ii) from reductions in the rate of benefit accruals from the Company’s 1985 pension formula. The SBP takes into account all eligible earnings under the Pension Plan without regard to IRC limitations. Participation in the SBP is generally limited to officers of the Company or ABF, including the Named Executive Officers. Upon termination of employment, benefits are paid in a lump sum as soon as administratively feasible unless prior to termination the participant elects to receive their payment in annual installments over a period of not more than 15 years. Benefits must be delayed for six months for key employees as required by Section 409A of the IRC. Benefits are paid from the general assets of the Company.
Benefits under the SBP are calculated as an annuity and then converted to a lump sum.
The annuity formula for the ABC Supplemental Benefit Plan is:
1% x $400 x years of service + 2.0% x (FAP–$400) x years of service — Pension Plan benefit
The annuity formula for the ABF Supplemental Benefit Plan is:
.75% x $400 x years of service + 1.75% x (FAP–$400) x years of service — Pension Plan benefit
Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 6% per year for each year prior to age 60.
Mr. Davidson, Mr. Kemp and Mr. Slagle each met the early retirement criteria under the Pension Plan and SBP as of December 31, 2008.
No new participants were permitted in the SBP after December 2005, and caps have been placed on the maximum benefits payable.
The Company and ABF have unfunded, noncontributory DSAs with certain of their officers, including the Named Executive Officers. No DSA has been entered into since December 2005, and neither the Company nor ABF intend to enter into these agreements on a going-forward basis. For the existing DSAs, upon Normal Retirement (age 65), death or Disability as defined in the Potential Payments Upon Termination or Change in Control section, the DSA benefit is equal to 35% of the participant’s final monthly base salary paid monthly for 120 months. Upon termination of employment prior to age 65, the monthly benefit is equal to the participant’s years of service (with a maximum of 25 years) times 3% times 35% of the participant’s final monthly base salary. Benefit payments commence in the month following termination, except to the extent a portion of the benefit must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits are paid from the general assets of the Company.
No further DSAs will be entered into after December 2005.
The DSA provides that in the event of a change in control of the Company as defined in the Potential Payments Upon Termination or Change in Control section, all benefits become 100% vested, and if the individual’s employment terminates within three years after the change in control event occurs, then the benefit will be paid as a lump sum within fifteen days, with the 120 monthly installments discounted at 6.22% as provided in the DSA, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits will be reduced to the extent required to avoid being classified as excess parachute payments under IRC Section 280G. Other than during a three-year period following a change in control of the Company for benefits accrued and vested prior to 2005 or during a two-year period following a change in control of the Company for benefits accrued and vested after 2004, any unpaid DSA benefit is subject to forfeiture if the participant is discharged for wrongful conduct injurious to the Company, or if, following the date of termination, the participant discloses confidential information relating to the Company to unauthorized persons or becomes employed or renders services to a competitor of the Company.
The Company has a practice of not granting extra years of credited services under any of its benefit plans.

2008 Non-Qualified Deferred Compensation
This table shows the Named Executive Officers’ deferred compensation activity for the Arkansas Best Voluntary Savings Plan (“VSP”) and outstanding vested Restricted Stock Units (“RSUs”).

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal Year
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Ended
(a)	($) (b)(1)	($) (c)	($) (d)	($) (e)	($) (f)(2)

Robert A. Davidson	$—	$—	$(90,416)	$108,380	$84,308
Wesley B. Kemp	—	—	—	—	46,159
Judy R. McReynolds	—	—	—	—	—
Christopher D. Baltz	—	—	—	—	—
Roy M. Slagle	—	—	—	—	46,159

(1)	No Named Executive Officers made deferrals to the VSP in 2008.

(2)	Includes 2,800 vested RSUs for Mr. Davidson, 1,533 vested RSUs for Mr. Kemp and 1,533 vested RSUs for Mr. Slagle. The value is based on the closing market price of the Company’s Common Stock of $30.11 on December 31, 2008. The vesting of the RSUs is reported in the 2008 Option Exercises and Stock Vested Table.
VSP. Participants in the VSP include certain officers of the Company and its subsidiaries, including the Named Executive Officers. The VSP is a non-qualified plan created to offset the IRC limitations on contributions by highly compensated employees to the Company’s 401(k) Plan. The VSP allows participants to annually defer from 1% to 75% of each of their base salary and incentive compensation which are paid in cash. The Company will match 15% of the participant’s VSP contributions, up to an annual maximum match of $15,000. Company match generally vests five years from the year in which the deferral occurs. Accelerated vesting of Company match occurs upon termination, death, Disability, attaining age 60 or a change in control of the Company. See the Potential Payments Upon Termination or Change in Control section for additional information.
Participants can select investments from a select group of mutual funds which are generally the same options available under the Company’s 401(k) Plan. Although no assets may actually be invested, the participant’s benefit value is based on the gains/losses of the investments they choose. No above market or preferential earnings are paid under the VSP and, therefore, none of the earnings reported in column (d) are included in the Summary Compensation Table. Participants may change their investment options at any time by submitting a change form to the Plan Administrator. The table below shows the funds available in the VSP and the annual return of each for the calendar year ended December 31, 2008:

Fund	2008 Return

Fidelity Retirement Money Market Fund	2.93%
Fidelity U.S. Bond Index Fund(1)	3.76%
Vanguard Total Bond Index Institutional Shares(2)	5.19%
PIMCO Total Return Fund – Administrative Class	4.56%
CRM Small Cap Value Fund – Institutional Class	(30.44%)
CRM Mid Cap Value Fund – Institutional Class	(35.03%)
Fidelity Low-Priced Stock Fund	(36.17%)
Fidelity Spartan Extended Market Index Fund – Investor Class	(38.45%)
Fidelity Fund	(40.33%)
Fidelity Capital Appreciation	(40.50%)
Dodge & Cox Stock Fund	(43.31%)
Spartan U.S. Equity Index Fund – Investor Class	(37.03%)
American Beacon International Equity Fund – PlanAhead Class(1)	(40.74%)
Harbor International Fund – Investor Class(2)	(42.86%)
Spartan International Index Fund	(41.43%)
Vanguard Target Retirement Income Fund	(10.93%)
Vanguard Target Retirement 2005 Fund	(15.82%)
Vanguard Target Retirement 2010 Fund	(20.67%)
Vanguard Target Retirement 2015 Fund	(24.06%)
Vanguard Target Retirement 2020 Fund	(27.04%)
Vanguard Target Retirement 2025 Fund	(30.05%)
Vanguard Target Retirement 2030 Fund	(32.91%)
Vanguard Target Retirement 2035 Fund	(34.66%)
Vanguard Target Retirement 2040 Fund	(34.53%)
Vanguard Target Retirement 2045 Fund	(34.56%)
Vanguard Target Retirement 2050 Fund	(34.62%)

(1)	No longer an available investment option effective July 31, 2008.

(2)	Fund added effective July 1, 2008.
As required by Section 409A of the IRC, elections to defer salary must be made prior to the end of the year preceding the year the salary was earned. Elections to defer incentive payments must be made no later than six months prior to the end of the designated performance period.
Withdrawal elections must be made in conjunction with the deferral election. Changes to withdrawal elections for post-409A deferrals must be made at least 12 months prior to the initial elected start date and must defer the new start date at least five years. Changes to withdrawal elections for pre-409A deferrals must be filed at least 12 months prior to the initial election start date and the new start date must be at least 12 months from the date the change election was filed. For pre-409A deferrals, participants are eligible for an in-service withdrawal of their vested balance. If such a withdrawal is requested, an amount equal to 10% of the withdrawn amount is forfeited and participation in the plan is suspended until the first enrollment period following the one-year anniversary of the withdrawal. There are no in-service withdrawals allowed for post-409A deferrals. Hardship withdrawals are available to participants in order to satisfy a severe financial hardship plus the amounts anticipated to pay taxes on the withdrawal amount. The term “severe financial hardship” generally means an unforeseeable event resulting from a sudden and unexplained illness or accident experienced by the participant or his or her dependents, and/or the loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control.
Pre-409A deferrals are defined as employee contributions and company match that were deferred prior to and vested as of December 31, 2004.
Post-409A deferrals are defined as employee contributions and company match that were deferred after December 31, 2004 or company match that was not vested as of December 31, 2004.
In the event of a change in control of the Company, as defined in the VSP, all contributions, company match and earnings on each will be distributed as a lump sum as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

RSUs. Vesting and settlement of RSUs generally occurs on the fifth anniversary of the award date. Accelerated vesting provisions apply for normal retirement (age 65), death or disability. If termination of the participant occurs within 24 months of a change in control of the Company for Good Reason or without Cause as defined in the RSU agreement, the participant’s RSUs become fully vested and will be distributed as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement (age 55 with 10 years of service), the participant is entitled to a pro rata number of RSUs based on the number of whole months since the award date, if a minimum of twelve months have elapsed since the award date. Dividend equivalents are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.
Potential Payments Upon Termination or Change in Control
The Company does not have any employment contracts with the Chief Executive Officer or with any of the other Named Executive Officers. The Company also does not have any severance or change in control arrangements with the Named Executive Officers other than the applicable termination and change in control provisions contained within the various arrangements discussed elsewhere in this proxy statement. These termination and change in control provisions are described below. All payments are assumed to be made in accordance with the six month delay for key employees as required by Section 409A of the IRC where applicable.
Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment with the Company terminates, the officer is entitled to receive compensation and other benefits earned during the term of his or her employment, including the following:
•	Accrued vacation (see the table on page 45 for values);

•	Monthly DSA benefit earned as of the termination date (see the “2008 Pension Benefits” section for lump sum value as of December 31, 2008);

•	Company match account under VSP becomes 100% vested (see the “2008 Non-Qualified Deferred Compensation” section for values);

•	Executive Medical Plan coverage, if the officer is already eligible for early retirement at the time of termination, with the officer responsible for paying a monthly premium amount equal to the current COBRA rate until age 60 (see the table on page 45 for values); and

•	Pension and SBP earned as of the termination date (see the “2008 Pension Benefits” section for values).
Payments Made Upon Early Retirement. In the event of a Named Executive Officer’s termination due to his or her early retirement, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Early retirement is generally defined as termination of employment after reaching at least age 55 with ten years of service.
•	Vesting of a pro rata number of shares of restricted stock and RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. As described above, Named Executive Officers are taxed monthly on a pro rata portion of their restricted stock award if they already meet early retirement eligibility requirements; therefore, no value is reported in the below table upon early retirement for the Named Executive Officers who are already eligible for early retirement (see the table on page 45 for values).

•	Executive Medical Plan coverage, with the officer responsible for paying a monthly premium amount equal to the then current COBRA rate until age 60 (see the table on page 45 for values); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan. Ms. McReynolds and Mr. Baltz are the only Named Executive Officers that participate in the C-LTIP as of December 31, 2008 (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).

Payments Made Upon Normal Retirement, Death or Disability. In the event of a Named Executive Officer’s termination due to his or her normal retirement, death or disability, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Under the Company’s arrangements, normal retirement is generally defined as termination of employment on or after attaining age 65 and disability is generally determined to have occurred if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.
•	Immediate vesting of all unvested stock options and shares of restricted stock and RSUs (see the table on page 45 for values of stock options, restricted stock and RSUs related to accelerated vesting);

•	Executive Medical Plan coverage (see table on page 45 for values);

•	100% vesting in the DSA benefit which is paid monthly over 120 months (see table on page 45 for value related to accelerated vesting of benefit); and

•	A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).
Payments Made Upon a Change in Control. In the event of a change in control of the Company, the Named Executive Officer will be entitled to the following:
•	100% vesting in all unvested stock options (see the table on page 45 for the value of options related to accelerated vesting);

•	Company match account under VSP becomes 100% vested and the VSP account balance is paid as a lump sum (see the “2008 Non-Qualified Deferred Compensation” section for values); and

•	A pro rata benefit under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period (see the “Summary Compensation Table” for Annual Incentive Plan payments).
Change in Control under the Company’s plans is generally defined as the earliest date on which any of the following events shall occur: (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) (or, for awards granted prior to 2005, (35%)) or more of the total voting power represented by the Company’s then outstanding voting securities; or (iv) the replacement of a majority of the Board of Directors during a 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election.
Payments Made Upon Termination After a Change in Control. In the event of a Named Executive Officer’s termination following a change in control of the Company, the Named Executive Officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section.
•	If termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the restricted stock and RSU agreements, shares of restricted stock and RSUs become fully vested as of the termination date (see the table on page 45 for restricted stock and RSU values related to accelerated vesting);

•	If termination of the Named Executive Officer occurs within 36 months of the change in control for benefits accrued and vested prior to 2005 and within 24 months of the change in control for benefits accrued and vested after 2004, the officer becomes 100% vested in the DSA benefit and the benefit is distributed as a lump sum (see the “2008 Pension Benefits” section for values); and

•	If termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the plan, the participating officer is entitled to a pro rata C-LTIP benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period. Under the terms of their agreement to switch from the SBP and DSA to the C-LTIP, upon a change in control, Ms. McReynolds and Mr. Baltz will receive a change in control benefit under the C-LTIP equal to the C-LTIP change in control benefit in excess of the DSA change in control benefit, if any (see the table on page 45 for C-LTIP values, if any).
“Good Reason” under the Company’s arrangements is defined as (i) any material and adverse reduction in the Named Executive Officer’s title, duties or responsibilities; (ii) a reduction in the Named Executive Officer’s base salary or employee benefits (including reducing the Named Executive Officer’s level of participation or bonus award opportunity in the Company’s incentive compensation plans); or (iii) a relocation of the Named Executive Officer’s principal place of employment of more than 50 miles without the prior consent of the Named Executive Officer.
“Cause” under the Company’s arrangements is defined as a (i) Named Executive Officer’s gross misconduct or fraud in the performance of a Named Executive Officer’s duties to the Company or any subsidiary; (ii) Named Executive Officer’s conviction or guilty plea or plea of no contest with respect to any felony or act of moral turpitude; (iii) Named Executive Officer engaging in any material act of theft or material misappropriation of Company property; or (iv) Named Executive Officer’s breach of the Company’s Code of Conduct as such code may be revised from time to time.
Generally, these change in control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G. As of December 31, 2008, there are no Named Executive Officers who receive payments that would constitute excess parachute payments under IRC Section 280G upon a change in control of the Company.
Restrictive Covenants. Under the DSA, no unpaid benefit will be paid if the Named Executive Officer is discharged for wrongful conduct injurious to the Company, if the Named Executive Officer shall disclose confidential information relating to the Company or if the Named Executive Officer becomes employed or renders service to any competitor of the Company. Under the C-LTIP, Restricted Stock and Restricted Stock Unit Award Agreements, if the Compensation Committee determines that the recipient has committed an “Act of Misconduct”, as defined in the 2005 Ownership Incentive Plan, the recipient forfeits all restricted stock or RSU awards that have not already been distributed to them. The Executive Medical Plan provides that coverage will be forfeited if the Named Executive Officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.
The Company also has a policy for the “clawback” of any bonus or incentive compensation awarded to any officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted stock or RSU awards previously granted to the Named Executive Officer under certain scenarios which are described in the CD&A.
An “Act of Misconduct” has been committed under the Company’s arrangements if the Compensation Committee, the Chief Executive Officer or any other person designated by the Compensation Committee determines a Named Executive Officer has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, deliberate disregard of Company or subsidiary rules, or if a participant makes an unauthorized disclosure of any Company or subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or subsidiary customer to breach a contract with the Company or any subsidiary or to cease doing business with the Company or any subsidiary, or induces any principal for whom the Company or any subsidiary acts as agent to terminate such agency relationship.

The following table reflects compensation payable to each Named Executive Officer under various employment termination events. The amounts shown below assume that each Named Executive Officer terminated employment with the Company effective December 31, 2008, and estimates the value to the Named Executive Officer as a result of each triggering event. The accelerated benefit amount payable to each Named Executive Officer as a result of termination, early retirement, normal retirement, death, disability or change in control of the Company is shown below.
See the “2008 Pension Benefits” section of this proxy for benefits payable under the Pension Plan and SBP. Benefits payable under the VSP are located in the “2008 Non-Qualified Deferred Compensation” table. Annual Incentive Compensation awards are provided in column (f) of the Summary Compensation table.

								Termination
								Without
								Cause or
								Resignation
								for Good
								Reason After
		General	Early	Normal			Change in	Change in
Name	Benefit	Termination	Retirement	Retirement	Death	Disability	Control	Control
Robert A. Davidson(10)	Stock Options(1)	$—	$—	$2,020	$2,020	$2,020	$2,020	$—
	Restricted Stock(2)	—	—	163,798	163,798	163,798	—	163,798
	RSUs(3)	—	—	421,540	421,540	421,540	—	421,540
	Executive Medical(4)	394,633	394,633	300,736	198,004	394,633	—	—
	Accrued Vacation(5)	57,692	57,692	57,692	57,692	57,692	—	57,692
	DSA(6)	—	—	396,042	396,042	396,042	—	380,674
	Annual Incentive Plan(8)	—	—	—	—	—	352,500	—
	Total(9)	452,325	452,325	1,341,828	1,239,096	1,435,725	354,520	1,023,704

Wesley B. Kemp(10)	Stock Options(1)	—	—	1,515	1,515	1,515	1,515	—
	Restricted Stock(2)	—	—	96,774	96,774	96,774	—	96,774
	RSUs(3)	—	—	230,853	230,853	230,853	—	230,853
	Executive Medical(4)	357,699	357,699	300,376	166,500	357,699	—	—
	Accrued Vacation(5)	33,654	33,654	33,654	33,654	33,654	—	33,654
	DSA(6)	—	—	231,024	231,024	231,024	—	222,060
	Annual Incentive Plan(8)	—	—	—	—	—	157,292	—
	Total(9)	391,353	391,353	894,196	760,320	951,519	158,807	583,341

Judy R. McReynolds	Stock Options(1)	—	—	1,515	1,515	1,515	1,515	—
	Restricted Stock(2)	—	162,172	258,946	258,946	258,946	—	258,946
	RSUs(3)	—	46,159	277,012	277,012	277,012	—	277,012
	Executive Medical(4)	—	524,906	225,302	414,259	925,343	—	—
	Accrued Vacation(5)	15,865	15,865	15,865	15,865	15,865	—	15,865
	DSA(6)	—	—	—	—	—	—	442,499
	C-LTIP(7)	—	22,270	22,270	22,270	22,270	—	—
	Annual Incentive Plan(8)	—	—	—	—	—	134,375	—
	Total(9)	15,865	771,372	800,910	989,867	1,500,951	135,890	994,322

Christopher D. Baltz	Stock Options(1)	—	—	1,515	1,515	1,515	1,515	—
	Restricted Stock(2)	—	162,172	258,946	258,946	258,946	—	258,946
	RSUs(3)	—	46,159	277,012	277,012	277,012	—	277,012
	Executive Medical(4)	—	608,311	300,736	471,275	1,054,040	—	—
	Accrued Vacation(5)	21,154	21,154	21,154	21,154	21,154	—	21,154
	DSA(6)	—	—	—	—	—	—	276,216
	C-LTIP(7)	—	22,270	22,270	22,270	22,270	—	—
	Annual Incentive Plan(8)	—	—	—	—	—	134,375	—
	Total(9)	21,154	860,066	881,633	1,052,172	1,634,937	135,890	833,328

Roy M. Slagle(10)	Stock Options(1)	—	—	1,515	1,515	1,515	1,515	—
	Restricted Stock(2)	—	—	96,774	96,774	96,774	—	96,774
	RSUs(3)	—	—	230,853	230,853	230,853	—	230,853
	Executive Medical(4)	780,013	780,013	300,736	275,767	785,797	—	—
	Accrued Vacation(5)	26,442	26,442	26,442	26,442	26,442	—	26,442
	DSA(6)	—	—	181,519	181,519	181,519	—	174,476
	Annual Incentive Plan(8)	—	—	—	—	—	134,375	—
	Total(9)	806,455	806,455	837,839	812,870	1,322,900	135,890	528,545

(1)	The stock option value is calculated using the difference in the exercise price of each option and the closing market price of the Company’s Common Stock on December 31, 2008 ($30.11) multiplied by the total number of stock options that became vested for the Named Executive Officer as a result of the applicable triggering event.

(2)	The restricted stock value is calculated using the closing market price of the Company’s Common Stock on December 31, 2008 ($30.11) multiplied by the number of the Named Executive Officer’s restricted stock shares vesting as a result of the applicable triggering event.

(3)	The RSU value is calculated using the closing market price of the Company’s Common Stock on December 31, 2008 ($30.11) multiplied by the number of the Named Executive Officer’s RSUs vesting as a result of the applicable triggering event.

(4)	The Executive Medical Plan value is based on the accumulated benefit obligation for the Named Executive Officer as of December 31, 2008, using the same assumptions as used by the Company for financial reporting purposes except the Named Executive Officer’s actual age at December 31, 2008 for the applicable triggering events.

(5)	The accrued vacation value is based on the Named Executive Officer’s actual earned weeks of vacation as of December 31, 2008.

(6)	The DSA value is equal to the accelerated benefit value as a result of the applicable triggering event. This value is based on the difference in the present value of the 120 monthly payments assuming the applicable triggering event occurred on December 31, 2008 less the actual DSA benefit accrued as of December 31, 2008. An interest rate of 6% was used to value the stream of payments upon normal retirement, death or disability. An interest rate of 6.22% was used to value the stream of payments upon a change in control as provided under the terms of the DSA.

(7)	The C-LTIP value is equal to the accelerated benefit based on the prorated benefit accrued under the C-LTIP plan assuming the applicable triggering event. There is no after change in control value provided for the C-LTIP because the change in control benefit under the DSA exceeds the C-LTIP change in control benefit. See the “Payments Made Upon Termination After a Change in Control” section above for additional information.

(8)	The Annual Incentive Plan change in control value is equal to the difference in the Annual Incentive amount earned as of December 31, 2008 and the Annual Incentive amount earned if the performance factor earned resulted in a benefit equal to 100% of the officer’s incentive award salary factor.

(9)	Totals represent aggregate amounts reflected in the table payable upon each termination event as indicated above. These totals do not include benefits payable under the Pension Plan or SBP (which benefits are reported above in the “2008 Pension Benefits” section) or the VSP (which benefits are reported in the “2008 Non-Qualified Deferred Compensation” table).

(10)	Messrs. Davidson, Kemp and Slagle already qualify for early retirement provisions (age 55 with 10 years of service) as of December 31, 2008; therefore, the amounts provided for voluntary termination are the same as for early retirement.
Certain Transactions and Relationships
The Company’s Directors and executive officers did not have any “related person transactions” in 2008 and there are no currently proposed “related person transactions.” “Related person transaction” is defined as any related person transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. For additional information, see the Audit Committee section under “Governance of the Company.”
The Company has entered into the following agreements in prior years:
Indemnification Agreements. The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws also provide for indemnification of its officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

Stockholders’ Agreement. Pursuant to the terms of the Stockholders’ Agreement entered into in 1988 between the Company and Robert A. Young III, the Company has agreed that it will offer Mr. Young the right to include shares of the Company’s Common Stock he owns in certain registration statements filed by the Company (the “Piggy-back Rights”). Mr. Young is the Company’s Chairman of the Board and until his retirement in January 2006 was the Company’s Chief Executive Officer.
Under the Stockholders’ Agreement, the Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters’ discounts and commissions.
Section 16(A) Beneficial Ownership Reporting Compliance
The Company’s executive officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the SEC. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports that are filed on their behalf. Based on a review of the reports submitted to the Company, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2008, except for the following officers’ transactions:
•	James Ingram and Christopher Burton were promoted to executive officer positions, which promotions were effective as of January 1, 2008. Mr. Ingram’s and Mr. Burton’s respective Form 3s were filed on January 16, 2008.

•	On December 19, 2008, a Form 4 for Roy Slagle was filed reporting six transactions that took place between September 26, 2008 and November 20, 2008. Each of the six transactions was a forfeiture of shares of restricted stock for state and federal tax withholding obligations. Mr. Slagle’s forfeitures of restricted stock for tax withholding obligations were as follows: a total of 1,658 shares were forfeited in two separate transactions on September 26, 2008; 26 shares were forfeited on October 17, 2008; 22 shares were forfeited on October 20, 2008; 26 shares were forfeited on November 17, 2008; and 22 shares were forfeited on November 20, 2008.
The Company has not received any information from 10% stockholders indicating that they have not complied with filing requirements.
Report of the Audit Committee
The Audit Committee of the Board of Directors is comprised of Messrs. Allardyce, Edelstein and Zakon. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets applicable SEC and NASDAQ independence standards for Audit Committee members.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management, the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm (“Accounting Firm”) its attestation report on the Company’s internal control over financial reporting.

The Audit Committee reviewed with the Company’s Accounting Firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Accounting Firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with the Accounting Firm its independence from management and the Company, including the matters in the written disclosures, and considered the compatibility of nonaudit services with the Accounting Firm’s independence.
The Audit Committee discussed with the Company’s internal auditors and Accounting Firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Accounting Firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s Accounting Firm.

Audit Committee

Fred A. Allardyce, Chair
Frank Edelstein
Alan J. Zakon
The Audit Committee Charter, adopted by the Board of Directors for the Audit Committee on April 19, 2000 and most recently revised on December 18, 2007, is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.
Proposal II. Ratification of Appointment of
Independent Registered Public Accounting Firm
The Board of Directors recommends a vote “FOR” Proposal II.
The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2008. The Audit Committee has appointed that firm to continue in that capacity for fiscal year 2009, subject to the Audit Committee’s approval of an engagement agreement and related service fees, and recommends that a resolution be presented to stockholders at the 2009 Annual Meeting to ratify that appointment.
In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will appoint another independent registered public accounting firm as auditors. Representatives of Ernst & Young LLP will attend the 2009 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Principal Accountant Fees and Services
In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2008 and December 31, 2007:

Fee Category	2008 Fees	2007 Fees

Audit Fees	$825,700	$838,019
Audit-Related Fees	—	—
Tax Fees	21,294	12,700
All Other Fees	2,500	2,500

Total Fees	$849,494	$853,219

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and quarterly reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. These services also include accounting consultations related to the impact of changes in rules or standards.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”
Tax Fees. Consists of fees billed for professional services for tax compliance and tax consulting. These services include assistance regarding federal, state and international tax compliance.
All Other Fees. Consists of fees for online technical accounting research materials.
Audit Committee Pre-Approval of Audit and
Permissible Non-Audit Services of Independent
Registered Public Accounting Firm
The Audit Committee, under the responsibilities and duties outlined in its charter, is to pre-approve all audit and nonaudit services provided by the Company’s independent registered public accounting firm (“Accounting Firm”). These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Accounting Firm in accordance with this pre-approval and the fees incurred to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
The Audit Committee, or the Audit Chair under authority of the Audit Committee, pre-approved 100% of the Company’s 2007 and 2008 audit fees, audit-related fees, tax fees and all other fees.
Proposal III. Amendment of the Company’s Restated Certificate of
Incorporation to Declassify the Company’s Board of Directors
The Board of Directors recommends a vote “FOR” Proposal III.
General
The Company’s Restated Certificate of Incorporation currently provides that the Board of Directors is divided into three classes, as nearly equal in number as possible, with the members of each class serving staggered three-year terms. A stockholder-approved amendment to the Company’s Restated Certificate of Incorporation is necessary in order to declassify the Board of Directors.

Impact of the Amendment
If the proposed amendments are approved, the Company’s current directors, including Class II directors elected to three-year terms at this year’s Annual Meeting, will continue to serve the remainder of their elected terms. Class III directors with terms expiring at the 2010 Annual Meeting will be elected to one-year terms as will Class I directors with terms expiring at the 2011 Annual Meeting. Beginning with the 2012 Annual Meeting, and at each Annual Meeting thereafter, all directors will be elected annually. Any vacancies which occur on the Board of Directors may be filled by the Board and any such newly appointed director shall serve for the remainder of the unexpired portion of the term. The text of the proposed changes to be effected by the amendment to the Company’s Restated Certificate of Incorporation in its Article VII, which is where the classification provisions are contained, is attached as Appendix A to this Proxy Statement, with deletions indicated by strikeout and additions indicated by underline.
Reasons for this Proposal
A nonbinding shareholder proposal to declassify the Company’s Board of Directors was included in the Company’s 2007 and 2008 Proxy Statements and received favorable votes from a majority of the outstanding shares of the Company’s Common Stock at both annual meetings. The Nominating/Corporate Governance Committee of the Company’s Board of Directors, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s classified Board structure. While the Board believes that the classified Board structure has promoted continuity and stability and encouraged a long-term perspective on the part of directors, it recognizes the growing sentiment of the Company’s stockholders and a number of institutional investor groups that the annual election of directors would enhance the Company’s corporate governance. In light of stockholder sentiment and recent corporate governance trends, the Board has determined that it is in the best interest of the Company and its stockholders to eliminate the current classified Board structure.
Procedure for Effecting the Amendment of the Company’s Restated Certificate of Incorporation
If stockholders holding the requisite number of shares of Common Stock approve this proposal at the 2009 Annual Meeting, the Company will promptly file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend its then existing Restated Certificate of Incorporation. The proposal would become effective upon the filing of the Certificate of Amendment.
Vote Required for Approval
The affirmative vote of the holders of not less than 66-2/3% of the shares of common stock represented and voting at the Annual Meeting is required to approve the Charter Amendment. Unless marked to the contrary, proxies received will be voted FOR approval.
Other Matters
The Board does not know of any matters that will be presented for action at the 2009 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2009 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

Cost of Solicitation
Proxies may be solicited by Directors, officers or employees of the Company or its subsidiaries in person, by telephone, telegram or other means. However, no payment will be made to any of them for their solicitation activities. The costs of solicitation, including the standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for preparing, assembling and forwarding proxy materials to and obtaining proxies from beneficial owners of shares held of record by such persons, will be borne by the Company.
Stockholder Communication with the Board
Arkansas Best Corporation stockholders may communicate with the Company’s Board of Directors, or any individual member of the Board, by sending the communication as follows:
Board of Directors (or Individual Member’s Name)
c/o Corporate Secretary
Arkansas Best Corporation
P.O. Box 10048
Fort Smith, AR 72917-0048
Communications addressed to the Board will be sent to the Chairman of the Board of Directors.
All communications to the Board, or an individual member, will be opened and reviewed by the Corporate Secretary prior to forwarding to the Board or individual member of the Board. This review will facilitate a timely review of any matters contained in the communication if, for any reason, the Board member is unavailable to timely review the communication.
Procedure for Submitting Stockholder Proposals for
2010 Annual Meeting
Pursuant to SEC Rule 14a-8, stockholder proposals submitted for next year’s proxy statement must be received by the Company no later than the close of business on November 13, 2009 to be considered. Proposals should be addressed to Corporate Secretary, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.
Any stockholder entitled to vote at the 2010 Annual Meeting and intending to introduce at the 2010 Annual Meeting any business (aside from a stockholder proposal under SEC Rule 14a-8) must submit a written notice to the Company, in accordance with the procedures set forth in the Company’s bylaws. Such notice must be received by the Corporate Secretary of the Company at the address above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Such notices introducing business must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made and (d) any material interest in the proposal of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made.

General Matters
Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the SEC (including financial statements and schedules thereto) for the fiscal year ended December 31, 2008, without charge. Written requests should be directed to: David Humphrey, Director–Investor Relations, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048.
Certain stockholders sharing an address may have received only one copy of this Proxy Statement and the Annual Report. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and the Annual Report on Form 10-K to a stockholder at a shared address to which only a single copy of such documents was delivered. Separate copies may be requested by contacting your broker, bank or other holder of record or by contacting the Company at the following address or phone number:
Arkansas Best Corporation
Attention: Director–Investor Relations
P.O. Box 10048
Fort Smith, AR 72917-0048
Telephone: 479-785-6000
If you want to receive separate copies of the Company’s Annual Report on Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:
Stockholders of record should contact the Company’s Corporate Secretary in writing at Arkansas
Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048 or by phone at 479-785-6000.
Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder or contact Broadridge in writing at Broadridge, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by phone at 800-542-1061.
Your vote is important. Whether or not you plan to attend the meeting, we hope you will vote promptly: by Internet, by phone or by signing, dating and returning the enclosed proxy card/ballot.

Fort Smith, Arkansas	MICHAEL R. JOHNS
Date: March 13, 2009	Secretary

Appendix A
TEXT OF PROPOSED AMENDMENTS TO
ARTICLE VII OF ARKANSAS BEST CORPORATION’S
RESTATED CERTIFICATE OF INCORPORATION
The number of directors constituting the ~~initial~~ Board of Directors shall be ~~five (5) and thereafter the number of Director shall be~~ as set forth in or pursuant to the Bylaws of the Corporation. ~~The Board of Directors shall be divided into three classes, designated Classes I, II and III, which shall be as nearly equal in number as possible. Initially, Directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders, Directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders and Directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three year terms. The initial directors shall be as follows: Class I – William A. Marquard; Class II – John H. Morris and Arthur J. Fritz, Jr.; Class III – Frank Edelstein and Robert A. Young III.~~ At the 2010 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2011 annual meeting of stockholders (which number of directors shall be approximately one-third of the total number of directors of the Corporation); at the 2011 annual meeting of stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2012 annual meeting of stockholders (which number of directors shall be approximately two-thirds of the total number of directors of the Corporation); and at the 2012 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders.

ARKANSAS BEST CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 21, 2009
8:00 a.m. CDT
3801 Old Greenwood Road
Fort Smith, Arkansas 72903

ARKANSAS BEST CORPORATION
3801 Old Greenwood Road
Fort Smith, Arkansas 72903	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2009.
Each of Michael R. Johns and Judy R. McReynolds, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 8:00 a.m. CDT on Tuesday, April 21, 2009, and at any adjournments or postponements of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.
You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR Proposals I, II, and III. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof.
Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors.
See reverse for voting instructions.

ADDRESS BLOCK

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
     Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
     you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/abfs Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 20, 2009.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 20, 2009.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items I, II and III.

I.	Election of	01 Fred A. Allardyce	☐	Vote FOR	☐	Vote WITHHELD
	Class II Directors:	02 John H. Morris		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.	☐	For	☐	Against	☐	Abstain

III.	To approve amendments to the Company’s Restated Certificate of Incorporation to declassify the Company’s Board of Directors.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.